Prospectus Supplement No. 2 to Prospectus dated July 30, 2007

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-133579

Catcher Holdings, Inc.

Supplement No. 2

to

Prospectus Dated July 30, 2007

This is a Supplement to our Prospectus, dated July 30, 2007, with respect to the offer and sale of up to 5,464,157 shares of common stock and 2,874,135 shares of common stock underlying warrants by the selling stockholders listed in the Prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.

We develop, market and sell the CATCHER™ device, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “CTHH.” On August 9, 2007 the last sale price for our common stock on the OTC Bulletin Board was $0.78.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 10, 2007

CURRENT REPORT ON FORM 8-K

On August 10, 2007, we filed with the SEC (i) a Current Report on Form 8-K disclosing that we issued to certain accredited investors in a private placement Secured Convertible Promissory Notes with an aggregate principal amount of $260,000 and 70,000 shares of restricted Common Stock of the Company and (ii) our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007.

A copy of each of our Current Report on Form 8-K filed on August 10, 2007 and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 is being provided along with this Supplement.

Information about other documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated August 10, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2007

Catcher Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50299	62-0201385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44084 Riverside Parkway, Suite 320

Leesburg, Virginia 20176

(Address of Principal Executive Offices, including zip code)

(703) 723-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Beginning on August 6, 2007, Catcher Holdings, Inc. (the “Company”), and Catcher, Inc., the wholly owned subsidiary of the Company (“Catcher”), held subsequent closings under a Note and Restricted Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company received aggregate proceeds of $200,000 and issued in a private placement Secured Convertible Promissory Notes (the “Notes”) with an aggregate principal amount of $260,000 (the “Principal”) and 70,000 shares of restricted Common Stock of the Company (the “Financing”). As previously reported on the Current Reports on Form 8-K filed on June 26, 2007, July 5, 2007, July 18, 2007 and August 3, 2007 the Company held an initial closing under the Purchase Agreement on June 20, 2007 and subsequent closings thereafter. The Purchase Agreement allows for multiple closings up to an aggregate purchase price amount of $3,000,000, and the Company has raised $2,195,000 as of August 10, 2007.

The Company has the right to prepay any and all amounts owed under any or all of the Notes in whole or in part at any time, subject to the Investor’s right to convert, as discussed below, provided that, with respect to each such Note and the portion of Principal due thereunder, (i) any such prepayment must be accompanied by the accrued and unpaid interest on the applicable Principal being prepaid through the date of prepayment; (ii) if such prepayment occurs before the date that is sixty (60) days after the date of issuance, the principal amount due under the Note will be equal to 76.923% of the applicable Principal; (iii) if such prepayment occurs on or after the date that is sixty (60) days after the date of issuance but less than one hundred twenty (120) days after the date of issuance, the principal amount due under the Note will be equal to 84.615% of the applicable Principal; and (iv) if such prepayment occurs on or after the date that is one hundred twenty (120) days after the date of issuance but less than one hundred eighty (180) days after the date of issuance, the principal amount due under the Note will be equal to 92.308% of the applicable Principal.

In the event that the Company, at any time after the date of issuance of the Notes and prior to the payment in full or conversion of the Notes, issues and sells Next Securities (as that term is defined in the Notes) in a Next Financing (as that term is defined in the Notes), then the outstanding Principal amount of the Notes and all accrued but unpaid interest thereon will, at the option of each Investor, be convertible, at the closing and on the same terms and conditions of such Next Financing, into Next Securities at a conversion price equal to the lower of (i) the Next Security Conversion Price (as that term is defined in the Notes) and (ii) $0.65 per share. If the Investor elects not to convert any Note into Next Securities in connection with a Next Financing then the Company will repay the Note in full within five (5) Business Days of the closing of such Next Financing.

Any time prior to the closing of a Next Financing or the Company’s election to prepay a Note, the Investors may elect to convert the outstanding Principal (as adjusted pursuant to any extension of the Maturity Date) and accrued but unpaid interest due under their Note into shares of the Company’s Common Stock at a conversion price per share equal to the lower of (i) the average closing price as quoted on the OTC Bulletin Board for the five (5) trading day period immediately prior to the date of such notice and (ii) $0.65 per share.

Under the terms of a Registration Rights Agreement executed in connection with the Financing, the Company is obligated to register the shares of common stock issued upon execution of the Purchase Agreement and the Purchase Agreement dated as of April 4, 2007 by and among the Company and the other parties signatory thereto (the “April Purchase Agreement”), for resale on a registration statement to be filed within 60 days of the execution of the Purchase Agreement and to use commercially reasonable efforts to register or qualify the shares for resale in certain states.

2

In addition, upon request by the holders of a majority in interest of the Notes issued pursuant to the Purchase Agreement and the April Purchase Agreement, the Company will be obligated to register the securities issuable upon conversion of the Notes for resale on a registration statement to be filed within twenty (20) days of the receipt of a request in accordance with the terms of the Registration Rights Agreement and to use commercially reasonable efforts to register or qualify the shares for resale in certain states. In connection with the exercise of such registration rights, certain Investors have executed a First Amendment to Convertible Secured Promissory Note, the terms of which were previously disclosed on the Current Report on Form 8-K filed by the Company on July 18, 2007.

The securities being offered have not been registered under the Securities Act of 1933, as amended, or any state securities law and have been sold in a private transaction pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. The shares may not be subsequently offered or sold within the United States absent registration or exemption from such registration requirements and compliance with applicable state laws.

The foregoing descriptions of the transaction documents do not purport to be complete and are qualified in their entirety by the Note and Restricted Stock Purchase Agreement, Secured Convertible Promissory Note, Registration Rights Agreement filed as Exhibit 10.37, Exhibit 10.38 and Exhibit 10.39, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2007 and the First Amendment to Convertible Secured Promissory Note filed as Exhibit 10.42 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2007, each of which are incorporated herein by reference.

This Current Report does not constitute an offer to sell or the solicitation of an offer to purchase any securities.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01, Entry into a Material Definitive Agreement, is hereby incorporated by reference into this Item 3.02.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHER HOLDINGS, INC.

August 10, 2007	By:	/s/ Denis McCarthy
Denis McCarthy Chief Financial Officer

4

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-QSB

(Mark One)

☒	Quarterly report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2007

☐	Transition report under Section 13 or 15(d) of the Exchange Act

For the transition period from              to

Commission file number 000-50299

Catcher Holdings, Inc.

(Exact name of small business issuer as specified in its charter)

Delaware	62-1751433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

44084 Riverside Drive

Leesburg, Virginia 20176

(Address of principal executive offices)

(703) 723 - 2700

(Issuer’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):    Yes  ☐    No  ☒

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date:

Class	Outstanding at August 10, 2007
Common Stock, $.001 par value per share	24,117,027

Transitional Small Business Disclosure Format (check one):    Yes  ☐    No  ☒

TA BLE OF CONTENTS

		Page
PART I. Financial Information		3
Item 1.	Condensed Consolidated Financial Statements	3
	Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2007 and 2006 and Period from Inception (March 31, 2004) to June 30, 2007 (Unaudited)	3
	Condensed Consolidated Balance Sheets as of June 30, 2007 (Unaudited) and December 31, 2006	4
	Condensed Consolidated Statements of Cash Flows for the three and six months ended June 30, 2007 and 2006 and Period from Inception (March 31, 2004) to June 30, 2007 (Unaudited)	5
	Condensed Consolidated Statements of Shareholders’ (Deficit) Equity for the Period from Inception (March 31, 2004) to June 30, 2007 (Unaudited)	6
	Notes to Condensed Consolidated Financial Statements (unaudited)	8
Item 2.	Management’s Discussion and Analysis or Plan of Operation	20
Item 3.	Controls and Procedures	38

PART II Other Information		39
Item 1.	Legal Proceedings	39
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	39
Item 3.	Defaults Upon Senior Securities	39
Item 4.	Submission of Matters to a Vote of Security Holders	39
Item 5.	Other Information	39
Item 6.	Exhibits	39

SIGNATURES		41

CERTIFICATIONS AND EXHIBITS

PART I. FINANCIAL INFORMATION

Item I – Condensed Consolidated Financial Statements

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended		Period from Inception (March 31, 2004) to June 30, 2007
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenue	$51,543	$—	$147,947	$—	$247,556
Cost of goods sold	40,464	—	102,368	—	199,332

Gross Profit	$11,079	$—	$45,579	$—	$48,224
Operating expenses:
Research and development expenses	1,368,334	727,525	2,047,120	1,343,242	9,464,046
Selling, general and administrative expenses	1,389,721	938,545	2,542,924	1,879,768	14,026,570

Operating loss	(2,746,976)	(1,666,070)	(4,544,465)	(3,223,010)	(23,442,392)
Financing costs	—	—	—	(1,073,462)	(2,701,528)
Loss on change in fair value of derivative financial instruments	(2,925,068)	—	(2,839,068)	—	(2,839,068)
Interest income (expense), net	(266,208)	39,127	(257,259)	51,951	(180,557)
Loss on extinguishment of debt	(664,483)	—	(664,483)	—	(664,483)

Loss from operations before income taxes	(6,602,735)	(1,626,943)	(8,305,275)	(4,244,521)	(29,828,028)
Income taxes	—	—	—	—	—

Net loss	$(6,602,735)	$(1,626,943)	$(8,305,275)	$(4,244,521)	$(29,828,028)

Loss per share:
Basic & Diluted	$(0.33)	$(0.09)	$(0.41)	$(0.27)

Weighted-average number of shares outstanding – Basic and Diluted:	20,221,588	17,139,718	20,044,710	15,804,350

The accompanying notes are an integral part of these consolidated financial statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)	*
Assets
Current Assets:

Cash and cash equivalents	$457,075	$2,025,258
Accounts receivable	75,788	152,675
Inventory, including units released to production	1,563,394	1,669,991
Prepaid expenses and other current assets	314,539	417,091

Total current assets	2,410,796	4,265,015
Fixed assets, net of depreciation	211,656	165,986
Deposits	26,401	36,604

Total Assets	$2,648,853	$4,467,605

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$799,475	$337,364
Deferred revenue	42,202	71,316
Accrued and other current liabilities	307,318	826,027
Secured convertible notes payable, net of unamortized discount of $1,175,594	1,441,878	—
Derivative financial instruments	6,732,793	—
Current portion of registration payment liability	239,000	142,768

Total current liabilities	9,562,666	1,377,475

Registration payment liability, net of current portion	429,768	—

Total Liabilities	9,992,434	1,377,475
Commitments and contingencies (see Note 10)
Shareholders’ (Deficit) Equity:
Preferred Stock, $0.001 par value, 1 million shares authorized; 1 share outstanding	—	—
Common Stock, $0.001 value, 50,000,000 shares authorized; 20,615,277 and 19,768,277 shares outstanding, respectively	20,615	19,768
Additional paid in capital	23,176,832	24,593,115
Deficit accumulated during the development stage	(30,541,028)	(21,522,753)

Total Shareholders’ (Deficit) Equity	(7,343,581)	3,090,130

Total Liabilities and Shareholders’ (Deficit) Equity	$2,648,853	$4,467,605

*	The accompanying condensed consolidated balance sheet as of December 31, 2006 was derived from audited financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended		Period from Inception (March 31, 2004) to
	June 30, 2007	June 30, 2006	June 30, 2007
Cash Flows From Operating Activities:
Net loss	$(8,305,275)	$(4,244,521)	$(29,828,028)
Adjustments to reconcile net cash used in operating activities:
Depreciation	31,598	4,915	50,879
Stock-based compensation expense	746,340	359,802	6,518,072
Warrants and common stock issued in connection with consulting contracts	50,000	—	67,030
Interest expense	267,763	—	309,108
Financing costs	—	1,073,462	2,701,528
Impairment charge	—	—	714,129
Loss on extinguishment of debt	664,483	—	664,483
Unrealized loss on change in fair value of derivative financial instruments	2,839,068	—	2,839,068
Changes in assets and liabilities:
Accounts receivable	76,887	—	(75,788)
Inventory, including units released to production	106,597	(1,342,777)	(1,563,394)
Prepaid expenses and other current assets	102,552	385,378	(314,539)
Other assets	10,203	(10,047)	(26,401)
Accounts payable	462,111	(301,442)	799,475
Deferred revenue	(29,114)	—	42,202
Accrued and other liabilities	(514,128)	(369,925)	311,899

Net cash used in operating activities	(3,490,915)	(4,445,155)	(16,790,277)

Cash Flows Used In Investing Activities:
Capital expenditures	(77,268)	(529,739)	(976,664)

Cash Flows From Financing Activities:
Proceeds from issuance of Secured Convertible Promissory Notes and Common Stock	2,000,000	—	2,000,000
Proceeds from issuance of Common Stock and warrants net of $606,789 and $814,267 in issuance costs for the six months ended June 30, 2006 and for the period from inception (March 31, 2004) through June 30, 2007, respectively	—	6,098,211	10,391,901
Proceeds from issuance of Common Stock	—	—	17
Proceeds from exercise of warrants, net of $27,650 in issuance costs for the period from inception (March 31, 2004) through June 30, 2007	—	898,163	5,832,098

Net cash provided by financing activities	2,000,000	6,996,374	18,224,016

Net increase (decrease) in cash and cash equivalents	(1,568,183)	2,021,480	457,075
Cash and cash equivalents at beginning of period	2,025,258	913,182	—

Cash and cash equivalents at end of period	$457,075	$2,934,662	$457,075

Cash paid for interest	$693	$1,000	$8,290

Cash paid for income taxes	$—	$—	$—

Supplemental Disclosure of non-cash financing activities
Reclassification of Common Stock purchase warrants as liabilities	$2,610,629	$—	$2,610,629

Issuance of Common Stock	$97	$—	$377

Forfeiture of Common Stock	$—	$—	$60

Cumulative Effect of Change in Accounting Principle	$713,000	$—	$713,000

The accompanying notes are an integral part of these consolidated financial statements.

CATCHER HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

Period from Inception (March 31, 2004) to June 30, 2007

	Number of Shares of Preferred Stock	Preferred Stock $0.0001 par value	Number of Shares of Common Stock	Common Stock $0.0001 par value	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
Balance at Inception(1)	1	$—	2,232,333	$2,232	$(2,232)	$—	$—
Net loss	—	—	—	—	—	(748,366)	(748,366)

Balance at 12/31/04	1	$—	2,232,333	$2,232	$(2,232)	$(748,366)	$(748,366)
Issuance of convertible preferred stock to employees and consultants on April 21, 2005	454,735	455	—	—	3,236,813	—	3,237,268
Issuance of Common Stock for services and interest expense on April 21, 2005	—	—	348,515	349	309,830	—	310,179
Issuance of Common Stock and warrants to private investors on May 4, 2005	—	—	4,500,386	4,500	4,289,190	—	4,293,690
Issuance of Common Stock to U.S. Telesis Holdings, Inc. shareholders on May 4, 2005	—	—	1,781,295	1,781	(1,764)	—	17
Conversion of convertible preferred stock to Common Stock on June 23, 2005	(454,735)	(455)	3,637,904	3,638	(3,183)	—	—
Issuance of warrants to consultants on June 23, 2005	—	—	—	—	17,030	—	17,030
Issuance of Common Stock pursuant to warrant exercises in October 2005	—	—	1,078,537	1,078	1,616,728	—	1,617,806
Compensation Expense	—	—	—	—	116,362	—	116,362
Net loss	—	—	—	—	—	(8,149,587)	(8,149,587)

Balance at 12/31/05	1	$—	13,578,970	$13,578	$9,578,774	$(8,897,953)	$694,399
Issuance of Common Stock pursuant to warrant exercises in February 2006	—	—	598,748	599	897,564	—	898,163
Issuance of warrants as inducement to exercise warrants	—	—	—	—	1,073,462	—	1,073,462
Issuance of Common Stock on March 15 and 17, 2006	—	—	2,682,000	2,682	6,095,529	—	6,098,211
Issuance of Common Stock on March 16, 2006 to directors and employees	—	—	280,000	280	(280)	—	—
Issuance of Common Stock pursuant to warrant exercises in February 2006	—	—	2,688,559	2,689	3,313,440	—	3,316,129

	Number of Shares of Preferred Stock	Preferred Stock $0.0001 par value	Number of Shares of Common Stock	Common Stock $0.0001 par value	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
Compensation Expense	—	—	—	—	2,149,268	—	2,149,268
Issuance of warrants as inducement to exercise warrants	—	—	—	—	1,485,298	—	1,485,298
Forfeiture of Common Stock by director on December 29, 2006	—	—	(60,000)	(60)	60	—	—
Net Loss	—	—	—	—	—	(12,624,800)	(12,624,800)

Balance at 12/31/06	1	$—	19,768,277	$19,768	$24,593,115	$(21,522,753)	$3,090,130
Cumulative effect of change in accounting principle (unaudited)	—	—	—	—	—	(713,000)	(713,000)
Issuance of Common Stock on March 16, 2006 to directors and employees (unaudited)	—	—	97,000	97	(97)	—	—
Issuance of Common Stock for services on February 12, 2007 (unaudited)	—	—	25,000	25	27,475	—	27,500
Issuance of Common Stock for services on May 12, 2007 (unaudited)	—	—	25,000	25	22,475	—	22,500
Reclassification of Common Stock purchase warrants from equity to liability on June 20, 2007 (unaudited)	—	—	—	—	(2,610,629)	—	(2,610,629)
Issuance of Common Stock in connection with Secured Convertible Promissory Notes from April through June 2007 (unaudited)	—	—	700,000	700	398,153	—	398,853
Compensation Expense	—	—	—	—	746,340	—	746,340
Net Loss (unaudited)	—	—	—	—	—	(8,305,275)	(8,305,275)

Balance at 6/30/07 (unaudited)	1	$—	20,615,277	$20,615	$23,176,832	$(30,541,028)	$(7,343,581)

(1)	The Common Share amount represents common stock issued to the sole owner of LCM Technologies, Inc. upon the conversion of his preferred stock on June 23, 2005 as if they were outstanding at the inception of LCM Technologies, Inc. Ira Tabankin was issued 279,043 shares of Convertible Preferred Stock on April 21, 2005, of which 279,042 were converted on June 23, 2005 into 2,232,333 shares of Common Stock. Mr. Tabankin still holds one share of Convertible Preferred Stock.

The accompanying notes are an integral part of these consolidated financial statements.

CATCHER HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(1) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by Catcher Holdings, Inc. (the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company’s financial statements and notes thereto for the year ended December 31, 2006 as filed on Form 10-KSB with the SEC on May 21, 2007. The accompanying consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of results for the interim periods presented. The results of operations for the three and six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full fiscal year.

(2) Nature of Business

Effective May 4, 2005, Catcher, Inc. merged with and into the Company (formerly U.S. Telesis Holdings, Inc. (“UST”)) with Catcher, Inc. as the survivor for accounting purposes (the “UST Merger”). Just prior to the UST Merger on April 28, 2005, Catcher, Inc. completed an asset purchase of LCM Technologies, Inc. (“LCM”) with LCM as the survivor for accounting purposes (the “LCM Merger”). Each of the UST Merger and the LCM Merger (collectively “the Mergers”) were treated as a reverse merger from an historical accounting perspective, and accordingly the period from inception of the Company begins on March 31, 2004, the date of inception of LCM. The financial statements of the Company, as presented, reflect the historical results of LCM prior to the Mergers, and of the combined entities following the Mergers, and do not include the historical financial results of UST prior to the consummation of the UST Merger. Stockholders’ equity has been retroactively restated to reflect the number of shares received in the Mergers after giving effect to the difference in par value, with the offset to additional paid-in capital.

Catcher Holdings, Inc., a Delaware Corporation, manufactures and distributes a portable, ruggedized, wireless handheld security device (the “CATCHER™”). From inception to date, the Company has been primarily involved in organizational activity, negotiating vendor contracts, making arrangements for the commercial use and deployment of the CATCHER™ , engaging and developing its initial customer base, and recruiting and managing staff. In October 2006 we completed development of our first product and commenced initial production.

(3) Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Subsequent to the acquisition of Catcher, the Company has continued to develop the technology acquired with a goal of developing a device that is ready for sale. The Company’s ability to continue as a going concern depends on a number of factors, including but not limited to, the ability to generate positive cash flow from operations and the ability to raise additional capital if required. During the year ended December 31, 2006 and the three and six months ended June 30, 2007, the Company incurred losses of $12,624,800, $6,602,735 (unaudited) and $8,305,275 (unaudited), respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to seek additional capital from one or more of the following: debt financing, exercise of some or all of the outstanding warrants, sale of additional securities and revenue from the sale of its products. Such sources of funds may not be available on terms acceptable to the Company, or at all. There can be on assurances that the Company will be able to generate significant revenues.

(4) Summary of Significant Accounting Policies

The following significant accounting policies were not applicable as of the filing of its last annual report for the year ended December 31, 2006. For a complete discussion of the Company’s significant accounting policies, please refer to the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006.

Financial Accounting Standards Board Interpretation No. 48

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company’s evaluation was performed for the tax years ended December 31, 2005 and 2006, the tax years which remain subject to examination by major tax jurisdictions as of June 30, 2007.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company’s financial results. In the event the Company has received an assessment for interest and/or penalties, it has been classified in the financial statements as interest expense.

Statement of Financial Accounting Standards No. 155

The Company adopted Statement of Financial Accounting Standards number 155 “Accounting for Certain Hybrid Financial Instruments” (FAS 155) in the first quarter of 2007. The Company has adopted FAS 155 on an individual instrument basis.

Financial Accounting Standards Board Staff Position 00-19-2

In December 2006, the FASB issued FSP 00-19-2, Accounting for Registration Payment Arrangements, which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangement and related financial instruments entered into prior to December 21, 2006, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those financial years. Companies are required to report transition through a cumulative- effect adjustment to the opening balance of retained earnings as of the first interim period for the fiscal year in which FSP 00-19-2 is adopted. We adopted this FSP on January 1, 2007. See Note 7 for the impact of adoption.

In November 2006, the FASB ratified EITF Issue No. 06-7, “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities” (“EITF No. 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of EITF No. 00-19 to be classified in stockholders’ equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under Statement of Financial Accounting Standards (“SFAS”) No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. The adoption of EITF 06-7 did not have a material impact on the Company’s financial position, results of operations or cash flows. The Company will periodically evaluate embedded conversion options currently classified as liabilities to determine their status in accordance with this consensus.

In November 2006, the FASB ratified EITF Issue No. 06-6, Application of EITF Issue No. 05-7, ‘Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues’ (“EITF 06-6”). EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19. See note 8 for the impact of the adoption of EITF 06-6.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Under these guidelines, revenue is recognized when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Under these requirements, when the terms of sale include customer acceptance provisions, and compliance with those provisions has not been previously demonstrated, revenues are deferred and recognized upon acceptance. Revenue will be deferred and recognized once acceptance has occurred and the initial warranty period has expired. Until the Company develops substantial warranty experience it cannot reliably estimate a warranty reserve and an implied right of return exists under Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When a Right of Return Exists. The Company records revenue net of state sales tax billed to the customer in accordance with ETIF Issue No. 06-03 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation).”

Net Loss per Common Share

Basic loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares plus the dilutive effect of outstanding warrants, options and convertible promissory notes.

The following potentially dilutive common share equivalents were excluded from the calculation of diluted earnings per share at June 30, 2007 and 2006 because they were anti-dilutive.

	2007	2006
Preferred Stock	8	8
Options	2,428,000	918,000
Warrants	5,932,098	6,230,226
Convertible debt (1)	4,026,880	—

Total	12,386,986	7,148,234

(1)	The terms of the Convertible debt include an embedded conversion feature provide for variable conversion rates that are indexed to the Company’s trading common stock price. As a result, the number of indexed shares is subject to continuous fluctuation. For presentation purposes, the number of shares of common stock into which the embedded conversion feature was convertible as of June 30, 2007 was calculated as the face value of $2,617,472, divided by $0.65 as the average of the lowest closing bid price for the 5 trading days preceding June 30, 2007 exceeded $0.65.

Income Taxes

The Company accounts for income taxes using the asset and liability method, as provided by SFAS No. 109, Accounting for Income Taxes (SFAS 109) which requires the recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities. No income taxes were provided since the Company incurred losses from its inception. Management evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that are more likely than not to be realized. Due to the uncertainty of future taxable income, no future tax benefits have been recognized.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with SFAS 123R and SAB 107, compensation is measured on the grant date of an award and recognized over the service period for which the award was granted, generally the vesting period. Compensation is equal to the fair value of the award determined using a binomial option-pricing model. The binomial option-pricing requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is partially based on the historical volatility of the Company’s stock price. As a result of the Company’s thinly traded stock, these estimates may not be indicative of fair value; but the Company believes that they provide a reasonable basis for its conclusions. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. The Company records stock-based compensation expenses for instruments with graded vesting using the straight line method over the vesting period, but in no event shall the amount expensed be less than the aggregate fair value of shares vested under such instruments. As stock-based compensation expense recognized in the Consolidated Statement of Operations for the year ended is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has estimated that no awards will be forfeited under the current award since that award contains acceleration provisions upon termination.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits for the three and six months ended June 30, 2007 and 2006. Prior to the adoption of SFAS 123(R) those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.

The weighted-average fair value of options granted during the three and six months ended June 30, 2007 was $1.09. No instruments were issued during the three and six months ended June 30, 2006 which required valuation under an option-pricing model. The fair value of each option grant is estimated as of the date of grant using a binomial option-pricing model. The following assumptions were made for grants in 2007:

Expected volatility	108%
Expected dividend yield	0%
Expected lives of options (in years)	6
Risk-free interest rate	4.57 – 4.81%
Expected forfeiture rate	15%

The aggregate compensation expense expected to be recognized in the future for unvested awards is approximately $4,495,000 at June 30, 2007. This expense will be recognized over the next 2.23 years. The intrinsic value of vested awards was $32,000 at June 30, 2007 and $0 at December 31, 2006 as the Company’s stock price was less than the exercise price for all awards.

Derivative Financial Instruments

Derivative financial instruments, as defined in Financial Accounting Standard No. 133, Accounting for Derivative Financial Instruments and Hedging Activities (FAS 133), consist of financial instruments or other contracts that contain a notional amount and one or more underlying amounts (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has entered into various types of financing to fund its business needs, including convertible debt, and other instruments indexed to the Company’s own stock. The embedded conversion features utilized in these instruments require periodic measurement of the fair value of the derivative components. Pursuant to FAS 133 and EITF 00-19, the Company updates the fair value of these derivative components at each reporting period through a charge to income. Upon conversion of any derivative financial instrument, the change in fair value from the previous reporting date to the date of conversion is recorded to income (loss), and then the carrying value is recorded to paid-in capital, provided all other criteria for equity classification are met.

See Note 8 for details of the origination and accounting for these derivative financial instruments. The Company estimates fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective of measuring fair values. In selecting the appropriate technique, management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to determine the fair value of these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

Reclassifications

Certain items in the prior periods have been reclassified to conform with the current period classification.

(5) Inventory, Including Units Released to Production

Inventory is stated at the lower of cost or market, and is valued on a first-in, first-out basis. At June 30, 2007 and December 31, 2006 inventory consisted entirely of finished goods and amounted to approximately $864,000 and $235,000, respectively. Inventory is reviewed periodically for slow-moving or obsolete issues based on sales activity, both projected and historical. As of June 30, 2007 and 2006, there were no reserves or writeoffs recorded against inventory.

“Units released to production” of approximately $699,000 and $1,435,000 at June 30, 2007 and December 31, 2006, respectively, consists of payments to the Company’s contract manufacturer to initiate production. These amounts will be recorded as inventory or cost of sales upon shipment of the completed product to the Company or to its customers, respectively. These amounts include payments for labor and overhead not incurred by the contract manufacturers at June 30, 2007 and December 31, 2006.

(6) Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at:

	June 30, 2007	December 31, 2006
	(unaudited)
Software Royalties	$287,500	$287,500
Insurance	—	86,737
Consulting Fees	20,927	—
Other	6,112	42,854

Total	$314,539	$417,091

(7) Equity Transactions

March 2006 Private Placement

In January 2006, the Company entered into an agreement with a placement agent to conduct the offer of its securities in a private placement (the “March 2006 Private Placement”). Certain of the Company’s stockholders have an ownership interest in the placement agent. In accordance with their agreement, the placement agent was paid a fee equal to 8% of the gross proceeds received from the sale of units, comprised of two shares of the Company’s common stock and a Series D Warrant to purchase the Company’s Common Stock (“Units”), sold in the March 2006 Private

Placement at $5.00 per unit. In addition, the Company issued to the placement agent warrants to purchase Units equal to 8% of the Units sold in the March 2006 Private Placement. The placement agent received a reduced fee equal to 4% cash and 4% warrants to purchase Units on proceeds invested by certain existing or known investors. In addition, the placement agent is entitled to receive 2% of the proceeds from the exercise of warrants issued in the March 2006 Private Placement.

On March 15 and March 17, 2006, the Company completed the March 2006 Private Placement whereby it sold 2,682,000 shares of our Common Stock (the “Shares”) and issued Series D Warrants to purchase another 1,341,000 shares of its Common Stock (the “Series D Warrant Shares”) to accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended), resulting in proceeds, net of issuance costs, of approximately $6,100,000. Included in the issuance costs is the placement agent’s fee of $506,400. In addition, the Company issued a warrant to the placement agent to purchase 101,280 Units sold in the March 2006 Private Placement with an exercise price of $5.00 per Unit. The exercise of the warrant would result in the issuance of an additional 202,560 shares of Common Stock and 101,280 Series D warrants to purchase Common Stock. The Series D warrants have an exercise price of $3.50 per share and expire 5 years from the date of issuance.

In connection with the March 2006 Private Placement, the Company entered into a Registration Rights Agreement which provided that the Company file a registration statement with the SEC registering the Shares for resale within 45 days of the closing date and file a registration statement with the SEC registering the Series D Warrant Shares for resale no later than one year from the effectiveness of the registration statement relating to the Shares (the “March 2006 Registration Rights Agreement”). The Company may incur liquidated damages for every 30 days that it is in default of the following provisions:

•	The Company fails to file registration statements;

•	The Company fails respond to comments from the Commission on a timely basis;

•	The registration statements are not declared effective by the Commission; and

•

After a registration statement is first declared effective by the Commission, if it ceases for any reason to remain continuously effective, as defined in the March 2006 Registration Rights Agreement, as to all registrable securities.

The liquidated damages is the amount of Shares and Warrants equal to one percent (1%) of the respective number of Shares and Warrants sold to such Investor pursuant to the Purchase Agreement which would be issued to investors for no additional cost.

The Company evaluated the Series D Warrants and related Registration Rights Agreement in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and has concluded that equity classification is appropriate due to the fact that the contract is required to be physically settled or net settled in shares of the Company’s Common Stock. The proceeds from the transaction have been allocated to the stock and the warrants based on their relative fair values. However, the Company aggregated the values for financial reporting purposes as both instruments have been classified as permanent equity. This financing transaction is included in the Statement of Stockholders Equity under the caption “Issuance of Common Stock and warrants to private investors on March 15 and 17, 2006.”

On October 30, and November 30, 2006, the Company was in default of Section 2.3 of the June 30, 2006 Registration Rights Agreement because the Company’s registration statement covering shares subject to the Agreement was not effective as of that date. As such, the Company must pay liquidated damages equal to 2% of the total shares and warrants issued in the March 2006 Private Placement or 53,640 shares and 26,820 warrants as a result of the default. The Company recorded the fair value of the shares and the warrants issued of $142,768 as a financing charge during the year ended December 31, 2006.

On May 7, 2007 the Company was in default of Section 2.3 of the March 31, 2006 Registration Rights Agreement because the Company’s registration statement covering shares subject to the Registration Rights Agreement was not maintained continually effective as of that date. As such, the Company must pay liquidated damages equal to 1% of the total shares and warrants issued in the March 2006 Private Placement or 26,820 shares and 13,410 warrants per month as a result of the default.

Effective in the first quarter of 2007 the Company adopted FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP 00-19-2”). This accounting literature provides guidance on accounting for registration payment arrangements and how to account for related financial instruments. It clarifies that financial instruments, such as warrants, subject to a registration payment arrangement should be accounted for in accordance with applicable generally accepted accounting principles without regard to the contingent obligation. The Company had previously recorded the Series D Warrants in equity and continues to believe that equity classification is appropriate under this guidance.

The Company evaluated the registration payment arrangement and determined that, because of the previous defaults under the agreement, it is probable that the transfer of consideration under the registration payment will occur and that payment is reasonably estimable at the adoption date. The Company recorded the liability using the cumulative-effect transition method based on an estimate that 376,000 common shares and 188,000 warrants would be issued over the term of the registration payment arrangement. This resulted in an increase to Registration Payment Liability of $713,000 with an offsetting cumulative-effect entry to accumulated deficit. The cumulative adjustment was not recorded in the consolidated statement of operations and prior periods were not adjusted. The value of the cumulative effect adjustment was equal to the difference between the fair value of the shares and warrants estimated to be paid over the course of the agreement and the value of the liquidated damages of $142,768 that had previously been recorded as a result of a default under the agreement. The Company determined the value of the liability based on the fair value of the common stock and warrants contingently issuable. The common stock was valued using the market price on the date of adoption of $1.72 and the warrants were valued using the binomial option pricing model and the following assumptions; Stock Price $1.72, Volatility, 108%, Risk Fee Interest Rate 4.68%, Dividends 0%.

The Company has recorded the liability at June 30, 2007 using the market price of the Company’s common stock on that date of $1.10 and the warrants were valued using the binomial option pricing model and the following assumptions; Stock Price $1.10, Volatility, 108%, Risk Fee Interest Rate 4.68%, Dividends 0%. This resulted in an unrealized gain during the three and six months ended June 30, 2007 of $101,000 and 187,000, respectively. The carrying amount of the liability at June 30, 2007 was approximately $669,000.

The maximum number of common stock and warrants that could be issued under the registration payment arrangement is 2,065,140 and 1,032,770, respectively, which is based on the requirement to keep the common stock registered continuously through the date at which all shares and warrants are eligible for resale under Rule 144K of the Exchange Act. Based on the term of the warrants of five years, that maximum period was calculated to be seven years.

(8) Secured Convertible Promissory Notes

April 2007 Financing Transaction

On April 4, 2007, the Company completed a convertible debt financing with existing investors. The Company sold Secured Convertible Promissory Notes (the “April Notes”) and 297,500 shares of common stock for aggregate proceeds of $850,000 (the “April Financing”). The April Notes have a stated principal of $850,000 and accrue interest at a rate of 10% per annum, payable along with principal upon maturity of the notes which is 90 days from the issue date. The April Notes may be converted into a future financing at the terms of that financing or repaid through the proceeds of such financing at the option of the holder.

The Company evaluated all of the terms and conditions of the April Notes and determined that the April Financing did not embody terms and conditions that met the definition of derivatives that would require bifurcation. However, the April Financing requires the allocation of proceeds among the April Notes and Common Stock issued therewith based on their relative fair values in accordance with APB 14. The Company valued the common stock issued at $357,000 based on the five day average closing price around April 8, 2007 of $1.20. The Company valued the debt at $817,000 using the effective interest rate method based on the 90 day term and market rate for speculative bonds of 25.75%. This resulted in the allocation of $258,475 to equity with the resulting debt discount amortized using the effective interest method. The Company recorded $232,332 of interest expense related to these notes through June 20, 2007, the date on which the notes were modified.

In connection with the June Financing (as defined below), on June 20, 2007, the Company and a majority in interest of the holders of the April Notes, executed a First Amendment to Note and Restricted Stock Purchase Agreement, pursuant to which the parties agreed to (i) exchange the April Notes for newly issued convertible notes with the same terms as the June Notes (as defined below); however with an aggregate principal amount of $1,122,472 (the “Amended April Notes”) and (ii) provide for the registration of the shares of Common Stock issued in connection with the April Financing and the securities issuable upon conversion of the Amended April Notes. The Company concluded that the amendment and note exchange required accounting treatment as an extinguishment of the April 2007 Notes, in accordance with EITF 96-19 as amended by EITF 06-06, since the present value of future cash flows between the original and exchanged notes changed by more than 10%. The extinguishment loss amounted to $664,484 which is reflected in the accompanying statement of operations in other expenses.

June 2007 Financing Transaction

Beginning on June 20, 2007 and continuing until June 29, 2007, the Company, and Catcher, Inc., held multiple closings under a Note and Restricted Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company received aggregate proceeds of $1,150,000 from the private placement of Secured Convertible Promissory Notes (the “June Notes”) with an aggregate principal amount of $1,495,000 (the “Principal”) and 402,500 shares of restricted Common Stock of the Company (the “June Financing”). Subject to the conversion provisions set forth in the June Notes and the Company’s prepayment rights, the unpaid portion of the Principal together with all accrued but unpaid interest on each June Note is due and payable in full 180 days following the issuance date of each such June Note (each, a “Maturity Date”), provided, however, that an Investor may extend the applicable Maturity Date by sixty (60) additional days and increase the applicable Principal by 7.692% per extension, upon notice to the Company in accordance with the terms of the June Notes. Interest accrues on the unpaid applicable Principal balance at a rate of ten percent (10%) per annum, simple interest, and is payable in full along with the applicable Principal balance on the applicable Maturity Date.

The Company has the right to prepay any and all amounts owed under any or all of the June Notes in whole or in part at any time, subject to the Investor’s right to convert, as discussed below, provided that, with respect to each such June Note and the portion of Principal due thereunder, (i) any such prepayment must be accompanied by the accrued and unpaid interest on the applicable Principal being prepaid through the date of prepayment; (ii) if such prepayment occurs before the date that is sixty (60) days after the date of issuance, the principal amount due under the June Note will be equal to 76.923% of the applicable Principal; (iii) if such prepayment occurs on or after the date that is sixty (60) days after the date of issuance but less than one hundred twenty (120) days after the date of issuance, the principal amount due under the June Note will be equal to 84.615% of the applicable Principal; and (iv) if such prepayment occurs on or after the date that is one hundred twenty (120) days after the date of issuance but less than one hundred eighty (180) days after the date of issuance, the principal amount due under the June Note will be equal to 92.308% of the applicable Principal.

In the event that the Company, at any time after the date of issuance of the June Notes and prior to the payment in full of the June Notes, issues and sells Next Securities (as that term is defined in the June Notes) in a Next Financing (as that term is defined in the June Notes), then the outstanding Principal amount of the June Notes and all accrued but unpaid interest thereon will, at the option of each Investor, be convertible, at the closing and on the same terms and conditions of the Next Financing, into Next Securities at a conversion price equal to the lower of (i) the Next Security Conversion Price (as that term is defined in the June Notes) and (ii) $0.65 per share. If the Investor elects not to convert any Note into Next Securities in connection with a Next Financing then the Company will repay the June Note in full within five (5) Business Days of the closing of such Next Financing.

Any time prior to the closing of a Next Financing or the Company’s election to prepay a June Note, the Investors may elect to convert the outstanding Principal (as adjusted pursuant to any extension of the Maturity Date) and accrued but unpaid interest due under their June Note into shares of the Company’s Common Stock at a conversion price per share equal to the lower of (i) the average closing price as quoted on the OTC Bulletin Board for the five (5) trading day period immediately prior to the date of such notice and (ii) $0.65 per share.

The June Notes and the Amended April Notes (collectively, the “Notes”) are secured by all of the assets of the Company and the amounts due thereunder may accelerate upon the occurrence of an event of default, which include the following:

•	Any failure to pay indebtedness under these Notes;

•	Any case or action of bankruptcy or insolvency commenced by the Company or any subsidiary, against the Company or adjudicated by a court against the Company for the benefit of creditors;

•	Any wind up, liquidation or dissolution of the Company

In connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement which provides that the Company file a registration statement with the SEC registering the shares of Common Stock issued in the April Financing and the June Financing for resale within 60 days of the final closing date of the June Financing and file a registration statement with the SEC registering the shares of Common Stock issuable upon conversion of the Notes for resale no later than 30 days following the receipt of a registration request from a majority in interest of the holders of the Notes, provided, however, that such Notes be amended to fix the conversion price thereof prior to the inclusion of the underlying shares of Common Stock on the registration statement.

The Company, based upon a review of all pertinent terms and conditions, determined that conversion option and certain other features of the June Notes and Amended April Notes were not afforded exemption from bifurcation and classification as derivative liabilities. Furthermore, since there is no effective cap on the number of shares that the Company could be required to issue upon conversion, these notes resulted in other non-exempt freestanding derivatives financial instruments (principally, warrants and certain options) to require reclassification from stockholders’ equity to derivative liabilities since share and net-share settlement is presumed no longer within the Company’s control. Both the compound derivative that was bifurcated from the hybrid debt instruments and the tainted warrants will be carried as liabilities and at fair value until the Company reacquires control of share or net-share settlement, or such instruments are converted.

At the inception date of the June Financing, a summary of the allocation to the components of June Notes was as follows:

Instrument:	Allocated Proceeds
Secured Convertible Promissory Note at fair value	$368,822
Common Stock	140,378
Embedded Conversion Feature at fair value	640,800

Total Proceeds	$1,150,000

At the inception date of June 20, 2007, a summary of the aforementioned accounting as an extinguishment of Amended April Notes was as follows:

Instrument:	Allocated Proceeds
Secured Convertible Promissory Note as amended (including Embedded Conversion Feature of 450,716) at fair value	$1,488,341
Carrying value of Secured Convertible Promissory Note prior to modification	823,857

Loss on debt extinguishment	$664,484

The Company evaluated the impact of the existence of debt with a variable conversion rate on all of the outstanding warrants in accordance with EITF 00-19. The Company determined that the requirement to issue a variable number of shares upon conversion, as well as, the Company having insufficient amount of authorized shares resulted in the classification of the warrants as liabilities. This resulted in the reclassification of $2,611,000 from equity to a liability on June 20, 2007. This amount represented the fair value of non-exempt warrants and certain options on the date that reclassification to derivative liabilities became necessary. During the period from reclassification, on June 20, 2007, to June 30, 2007 the fair value of these derivatives increased by $2,042,000, which amount is reflected as a component of loss from derivative valuation adjustments in the Company’s statements of operations. As previously mentioned, the fair value of financial instruments is highly sensitive to changes in the Company’s common stock trading prices and volatilities. Such a significant charge to the Company’s operations is largely associated with an increase in the trading market price of the common stock, from $0.70 on June 20, 2007 to $1.10 on June 30, 2007.

The following tabular presentation reflects the number of common shares into which the aforementioned derivative financial instruments are indexed at June 30, 2007:

Shares of common stock
Embedded Conversion Feature(1)	4,026,880
Common Stock warrants	5,932,098
Common Stock options	918,000

Total number of instruments	10,876,978

(1)	The terms of the embedded conversion features in the convertible debenture provide for variable conversion rates that are indexed to the Company’s trading common stock price. As a result, the number of indexed shares is subject to continuous fluctuation. For presentation purposes, the number of shares of common stock into which the embedded conversion feature was convertible as of June 30, 2007 was calculated as the face value of $2,617,472, divided by $0.65 as the average of the lowest closing bid price for the 5 trading days preceding June 30, 2007 exceeded $0.65.

Derivative loss for the three and six months ended June 30, 2007 associated with adjustments recorded to reflect the aforementioned derivatives at fair value amounted to approximately $2,733,000 and is reported as “Loss on change in fair value of derivative financial instruments” in the accompanying consolidated statement of operations.

The Company recorded an additional $35,431 of interest expense for the Notes for the three and six months ended June 30, 2007 which represented amortization of the discount relating to the amounts allocated to the embedded conversion feature, common stock issued and accrual of the 10% stated interest.

Subsequent Event

Between July 1 and August 8, 2007, the Company closed on an additional $1,045,000 in new closings under the June Financing. This resulted in the issuance of June Notes with a face value of $1,358,500 and 365,750 shares of restricted stock. In addition, on July 16, 2007, the Company executed a First Amendment to Convertible Secured Promissory Note amending certain Secured Convertible Promissory Notes issued on June 20, 2007 with an aggregate principal amount of $1,300,000, pursuant to which the conversion price of such June Notes was fixed at $0.65 per share. The Company will account for the impact of this amendment in the period ending September 30, 2007.

Fair value considerations for derivative financial instruments:

Freestanding derivative instruments, consisting of warrants that arose from the financing and those reclassified as described above are valued using the Black-Scholes-Merton valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions included in this model as of June 30, 2007 are as follows:

Instrument Features:	Allocated Proceeds
Exercise Prices	$1.50 –5.00
Term (years)	2.33 -3.75
Volatility(1)	126.94 –130.53%
Risk free interest rate	4.89 – 4.92%

Embedded derivative financial instruments, arising from the convertible debenture, consist of multiple individual features that were embedded in the instrument. The Company evaluated all significant features of the hybrid instruments and, where required under current accounting standards, bifurcated features for separate report classification. These features were aggregated into one compound derivative financial instrument for financial reporting purposes. The compound embedded derivative instruments are valued using the Flexible Monte Carlo methodology because that model embodies certain relevant assumptions (including, but not limited to, interest rate risk, credit risk, and conversion/redemption privileges) that are necessary to value these complex derivatives.

Assumptions included exercise estimates/behaviors and the following other significant estimates:

Instrument Features:	Allocated Proceeds
Conversion Prices	$0.65
Remaining Term (years)	0.5
Equivalent Volatility(1)	126.94 –130.53%
Equivalent Interest-Risk Adjusted Rate(1)	9.33 – 9.40%
Equivalent Credit-Risk Adjusted Yield Rate(1)	24.42 – 25.35%

(1)	Equivalent amounts reflect the net results of multiple modeling simulations that the Monte Carlo Simulation methodology applies to underlying assumptions. The assumptions included in the Monte Carlo Simulation calculation are highly subjective and subject to interpretation.

The fair value of derivative financial instruments recorded as of June 30, 2007 and December 31, 2006 was:

	June 30, 2007	December 31, 2006
	(unaudited)
Embedded Conversion Features	$2,076,116	$—
Warrants	3,951,677	—
Options	705,000	—

Total Derivative Financial Instruments	$6,732,793	$—

(9) Stock Based Compensation

Restricted Stock

In March 2006, the Company granted 280,000 shares of restricted stock to an officer and the three independent members of the board of directors for services to be provided. The awards vest over various periods through 2009. The Company valued the stock at $3.69 per share based (the market price on the date of grant). At June 30, 2007, 80,000 shares remained subject to vesting provisions. In August 2006, the vesting of 50,000 resulted from termination of employment of our former Chief Financial Officer (See Note 10).

In January 2007, the Company granted 97,000 shares of restricted stock to various employees. The awards vest over various periods through 2009. The Company valued the stock at $1.60 per share based on the market price on the date of grant. At June 30, 2007, 97,000 shares remained subject to vesting provisions.

In February and April 2007, the Company approved the grant of 1,736,000 shares of restricted stock to employees. The grants were contingent on the successful completion of Federal and state regulatory filings which occurred in July 2007. The awards all vest over a three year period. The Company has estimated initial compensation using the market prices on the date of board approval, of $1.06 and $1.25, because the service period has commenced in accordance with SFAS 123R. The Company will revalue the award once a grant date has been achieved under SFAS 123R and record any incremental compensation as of that date.

The Company recorded approximately $253,000 and $333,000 of compensation expense related to these awards for the three and six months ended June 30, 2007 and 2006, respectively.

Stock Options

A summary of stock option activity under all plans is as follows:

	Shares	Weighted- Average Exercise
Balance at December 31, 2004	—	$—
2005 Activity:
Granted	918,000	3.74
Exercised	—	—
Forfeited	—	—

Balance at December 31, 2005	918,000	$3.74
2006 Activity:
Granted	1,910,000	2.60
Exercised	—	—
Forfeited	(300,000)	2.50

Balance at December 31, 2006:	2,528,000	$3.03
2007 Activity:
Granted	450,000	0.91
Exercised	—	—
Forfeited	(550,000)	2.62

Balance at June 30, 2007:	2,428,000	$2.73

Stock options exercisable and available for future grants as of June 30, 2007 are as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Life
Exercisable	1,111,611	$3.78	5.00 years
Available for future grants	1,337,000	—	—

(10) Commitments and Contingencies

Software License Agreements

In October 2005, the Company entered into a license agreement which included the purchase of a source code license for $50,000 and provides for royalty payments of $2.00 per end user license. Payment for the source code license is due upon the achievement of certain milestones as defined in the agreement. The Company paid $15,000 during 2005 and the remaining during 2006. The agreement can be terminated by the counterparty in the event that the Company does not purchase 200,000 end user licenses through 2008.

In November 2005, the Company entered into a software license agreement which included the purchase of a source code license to be included in its product and provides for royalty payments of $5.25 per end user license. The Company has future commitments to purchase end user licenses as follows:

	Licenses	Royalty
2007	25,000	$131,250

In September 2006, the Company entered into a software license agreement which included the purchase of a source code license to be included in its product and provides for royalty payments of $25 per end user license. The Company purchased 750 licenses as of June 30, 2007 and has future commitments to purchase 250 licenses over the next nine months.

Employment Contracts

Catcher entered into employment agreements with its Chief Executive Officer (“CEO”), Chief Technology Officer (“CTO”), Chief Financial Officer (“CFO”) and former CEO. The employment agreements expire at various times through 2008. The agreements provide for initial aggregate annual base compensation of $951,000 per year. The former CEO and CTO’s employment agreements provide for the participation in any incentive bonus program adopted by the Company, provided that in no event will such incentive bonus program provide for a bonus of less than 50% of the respective base salary upon achievement of certain goals. Both the CEO and CFO’s employment agreements provide for participation in an executive management bonus plan in which they can earn up to 100% of their respective base salary upon achievement of certain goals.

On August 31, 2006, the Company terminated the employment of its former CFO, who was entitled to salary and other benefits upon termination of his employment agreement. On October 6, 2006, the Company entered into a Settlement Agreement with the former CFO which provides for the payment of $200,000 on March 1, 2007 and $100,000 on or before June 1, 2007 in exchange for the receipt of a general release of claims against the Company including any future rights under his employment agreement. The Company recorded $300,000 at December 31, 2006 in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities.” In addition, the Settlement Agreement ratified the acceleration of the vesting date to August 31, 2006 of the 50,000 restricted shares and the remaining 547,54 unvested shares of the 918,000 options granted on October 24, 2005to the former CFO. The Company recorded approximately $1,168,000 of compensation expense related to the vesting of these shares and options during the year ended December 31, 2006.

On March 15, 2006, the Company entered into a Separation and Release Agreement with its former Vice President of Sales. The Separation Agreement provides the former officer with certain benefits in exchange for, among other things, the receipt of a general release of claims against the Company including any future rights under his employment agreement. Pursuant to the terms of the Separation Agreement, the Company agreed to pay the former officer $107,000 for continued support with certain sales transactions. The Company paid $15,000 upon execution of the agreement and will pay the remainder once payment has been received for units associated with the sales transactions described above. The Company will record a liability when it is more likely than not that any portion of the $107,000 will be payable. At June 30, 2007, the Company had not recorded any liability associated with the remaining contingent liability.

On May 9, 2007, the Company received a letter of resignation from its former CEO Charles Sander. The letter alleged that Mr. Sander was resigning for good reason as defined in his employment agreement and is seeking compensation of $550,000 under the employment agreement. No further action has been taken by Mr. Sander as of June 30, 2007 with regard to this matter.

Consulting Agreement

In February 2007, The Company entered into consulting agreement for investor relations services. The agreement provides for cash payments of $6,000 per month and 25,000 shares of common stock to be issued at the beginning of each fiscal quarter for which the agreement is in force. Either party can terminate the contract at any time. The Company recorded a charge of $22,500 and $50,000 in accordance with EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, during the three and six months ended June 30, 2007, respectively.

Lease Abandonment

Effective September 30, 2006, the Company ceased use of its office in Carlsbad, CA. The Company recorded a liability of approximately $64,000 based on the present value of the future minimum lease payments of approximately $4,600 per month offset by the present value of sub lease revenue that can be reasonably obtained in accordance with SFAS No. 146. In the event that the Company is unable to sublease the facility, the Company intends to exercise its option to terminate the lease after two years such that future minimum payments will continue to be made through December 2007.

On April 30, 2007, the Company entered into a Lease Termination Agreement (“Agreement”) with its former landlord for the lease in Carlsbad, CA. Under the Agreement the Company paid $31,000 for return of any future obligations under the original lease. Included in the payment was $6,500 of agent fees.

Manufacturing Agreement

In November 2005, the Company entered into a manufacturing agreement with a supplier to manufacture its product. Under the agreement, the Company incurred production startup costs including $204,950 for tooling and $84,500 for non-recurring engineering costs which have been capitalized. The Company is obligated to pay an additional $58,000 of non-recurring engineering costs under certain conditions specified in the agreement.

(11) Related Party Transactions

Contributed Services

During the six months ended June 30, 2006 an officer contributed office space to the Company. No expense was recorded for these services as they were immaterial. The officer did not contribute office space during the three and six months ended June 30, 2007.

(12) Segment and Geographic Information

To date, the Company has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material financial information related to the Company’s principal operating segment in accordance with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company has not had any sales to date nor has it conducted any operations outside of the United States.

(13) Subsequent Events

Consulting Agreements

On July 2, 2007, the Company entered into an Independent Consulting Agreement (the “Consulting Agreement”) pursuant to which the Company issued 1,400,000 shares of its common stock and agreed to pay $6,000 per month in consideration for certain consulting services. Under the terms of the Consulting Agreement, the Company is required to file a registration statement on or before January 1, 2008 registering the shares for resale, subject to certain “cut-back” provisions. In addition, in certain circumstances, the Company may be obligated to pay a “finder’s fee” in connection with certain transactions facilitated by the consultant. The Consulting Agreement expires on July 3, 2008, provided, however, that the Company has the exclusive right to terminate the Consulting Agreement by providing five (5) days written notice to the consultant. In the event that such termination occurs within 120 days of the execution of the Consulting Agreement, the consultant will be obligated to return 700,000 shares of the stock issued in connection with the execution of the Consulting Agreement.

On July 18, 2007, the Company entered into a Manufacturer’s Representative Agreement (the “Rep Agreement”). Under the agreement the Company is obligated to issue up to 75,000 shares of Common Stock pursuant to performance criteria defined in the agreement. In addition, the Company issued a warrant to purchase 350,000 shares of Common Stock at a price of $1.00 per share. The warrant vests pursuant to performance criteria defined in the agreement. The warrants expire four years from the date of the agreement.

On August 1, 2007, the Company entered into a Consulting Agreement with a related party pursuant to which the Company has agreed to pay compensation of $5,000 per month. The agreement has a term of one year.

Item 2. Management’s Discussion and Analysis or Plan of Operation.

The following discussion and analysis should be read in conjunction with the Unaudited Condensed Consolidated Financial Statements and related Notes to Condensed Consolidated Financial Statements included in Item 1 of Part I of this Quarterly Report on Form 10-QSB.

We have included in this Quarterly Report certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial condition. “Forward-looking statements” consist of all non-historical information, and the analysis of historical information, including the references in this Quarterly Report to future revenue growth, future expense growth, future profitability, anticipated cash resources, anticipated capital expenditures, capital requirements and our plans for future periods. In addition, the words “could,” “expects,” “anticipates,” “objective,” “plan,” “may affect,” “may depend,” “believes,” “estimates,” “projects” and similar words and phrases are also intended to identify such forward-looking statements.

There are various factors – many beyond our control – that could cause our actual results or the occurrence or timing of expected events to differ materially from those anticipated in our forward-looking statements. Such factors may also cause substantial volatility in the market price of our Common Stock. We have included below under “Risk Factors” a description of the known risks that we believe to be material. All forward-looking statements included in this Quarterly Report are current only as of the date of this Quarterly Report. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Overview

Our Acquisition of Catcher, Inc.

We were incorporated under the laws of the state of Delaware on August 25, 1998. On May 20, 1999, we merged with Woodland Communications Group, Inc. On June 3, 1999, Woodland Communications Group, Inc. changed its name to U.S. Telesis Holdings, Inc. (“UST”). On May 4, 2005, we acquired all of the outstanding capital stock of Catcher, Inc. (“Catcher”) and Catcher became our wholly-owned subsidiary. On June 23, 2005, we changed our name to Catcher Holdings, Inc. Our principal business became the ownership of Catcher, which acts as our operating subsidiary.

Catcher was originally formed during April 2005, principally to operate the business of developing, manufacturing and distributing the CATCHER™ Command and Control Application Platform (“CATCHER™”), a portable, ruggedized, wireless handheld computing and communications device. Pursuant to an asset purchase agreement between Catcher and LCM Technologies, Inc. (“LCM”), Catcher purchased certain assets and assumed certain liabilities of LCM and its founder, Ira Tabankin, relating to the CATCHER™ and the business of LCM (the “Acquisition”). For financial reporting purposes, the Acquisition was treated as a reverse merger whereby, LCM was treated as the accounting acquirer.

Organizational History of UST

UST was originally organized to provide diverse telecommunications products and services to the small and medium business community in the southeastern United States and to develop a niche market strategy of reselling long distance services to the electrical cooperative community. As a result of the dramatic decline in the telecommunications industry, UST abandoned its business objective to provide such telecommunications products and services.

On March 1, 2001, the State of Delaware revoked UST’s charter for failure to file its annual report with the State of Delaware for the years 1999 and 2000 and to pay its franchise tax for those years. On May 29, 2003, UST filed a Form 10-SB with the SEC to become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”). UST amended the Form 10-SB in July, 2003. UST’s charter in the State of Delaware was revived on March 31, 2005 and franchise taxes due were paid with penalties and interest in an amount equal to $592.40.

UST’s plan was to identify and complete a merger or acquisition primarily in consideration of the issuance of shares of its capital stock with a private entity whose business presented an opportunity for UST’s stockholders. Consistent with that plan, UST acquired Catcher on May 4, 2005, as described above.

Plan of Operation

From inception to date, we have been primarily involved in organizational activity, negotiating vendor contracts, making arrangements for the commercial use and deployment of the CATCHER™, engaging and developing our initial customer base, and recruiting and managing staff. In October 2006 we completed development of our first product and commenced initial production.

We have negotiated and continue to negotiate agreements with VARs, distributors, integrators and OEMs. Our VARs, distributors and OEMs purchase or license the CATCHER™ directly from us, and then in return sell devices to end-users. We have developed standard VAR agreements (one agreement for U.S. government sales and the other agreement for private sector and governmental sales other than U.S. government sales) for use in the ordinary course of our business. These standard VAR agreements provide that (i) the VAR’s appointment and the related licenses are non-exclusive; (ii) we are free to accept or reject orders placed by the VAR, and acceptances must be in writing; (iii) the pricing and payment terms will be as set forth in our price list, which we may change unilaterally with 30 days’ notice; (iv) the initial term is for two years, and the agreement will not continue unless the parties affirmatively agree to renew the agreement; and (v) we may terminate the agreement immediately in several situations, including an uncured material breach by the VAR. To date, we have entered into standard VAR agreements with eleven companies including EPS, L-3 GSI, and Alion Science and Technology Inc. Additionally we have received initial purchase orders from these VAR’s.

We are transitioning from development stage into an operational stage entity. Accordingly, we do not believe that period to period comparisons of our results of operations are meaningful and have elected not to provide a description of the comparisons between our financial position at June 30, 2007 and June 30, 2006 and for the periods then ended. The relationships between revenue, cost of revenue and operating expenses reflected in the financial information included herein do not represent future expected financial results.

Our costs associated with production of units of the CATCHER™ will be variable based on the units that we decide to manufacture. Management currently does not anticipate that we will operate our own production facilities, and instead will continue outsource production to a third party manufacturer.

On November 22, 2005, we entered into a manufacturing agreement with KeyTronic pursuant to which KeyTronic manufactures the CATCHER™ for us, at unit prices dependant on monthly purchase volumes. Manufactured prices are variable, subject to: change in the availability and cost of parts and material and changes in the manufacturing process. The initial term of the agreement expires on December 31, 2009 and the agreement may be renewed for additional two-year terms upon the mutual written agreement of the parties. Either party may terminate the agreement immediately upon written notice if the other party fails to comply with any material term or condition of the agreement, becomes insolvent or has a bankruptcy petition filed by or against it and such petition is not dismissed within 60 days of the filing date. Neither party may terminate the agreement during the initial term or any renewal term other than for cause. We are not obligated under the agreement to purchase any particular number of units from KeyTronic. However, if our average monthly purchases fall below 2,000 units at any time during the initial term of the agreement, then we must immediately pay to KeyTronic $58,000 to reimburse KeyTronic for non-recurring engineering costs.

We expect our operating expenses will increase as we increase our transaction volumes, research and development activities, and sales and marketing activities. We anticipate developing new product versions with improved functionality or additional features tailored for specific targeted vertical markets which will require retesting and recertification. In addition, we have developed our first software product the Catcher CONSOLE™. Catcher CONSOLE™ is a software package that operates on any Windows™ based PC and enables communication and remote viewing of the CATCHER™ and other Windows™ based devices (Windows™ is a registered trademark of the Microsoft Corporation). We anticipate that over the next 12 months that our operating expenses will increase at a slower rate relative to the rate of increase in our revenues during this same period.

We expect our principal activities over the next 12 months to include sales and marketing, unit production, research and development and general and administration. In addition to costs associated with production of units of the CATCHER™, which will vary based on quantity manufactured via third parties, we anticipate that our most significant costs related to the activities described above will include the following items:

•

Sales and marketing expenses, which consist primarily of salaries, associated employee benefits, travel expenses of sales and marketing personnel, promotional expenses and the costs of programs aimed at increasing revenue such as advertising, trade shows, public relations and other market development programs, which are currently anticipated to total approximately $2.7 million;

•

Research and development expenses, including salaries and associated employee benefits and travel, engineering and design services, and testing and certification for FCC Type and Military Standard 810F, which are currently anticipated to total approximately $2.5 million; and

•

General and administrative expenses, which consist of salaries of our management, finance and administrative staff, and associated employee benefits and travel; facilities costs; information systems costs; legal, accounting and other professional fees; and other corporate costs, which are currently anticipated to total approximately $3.0 million.

We anticipate funding for the activities described above will come principally from some or all of the following sources: working capital generated from sales of additional securities, debt financing, proceeds from the exercise of some or all of our outstanding warrants, unit sales, customer deposits and vendor credit terms. We do not currently have any financing arrangements or lines of credit with lenders.

We are in production with the CATCHER™ family of products. Pursuant to the equipment authorization requirements of the FCC, we obtained declarations of conformity for our first generation production units. We also successfully completed the European Union’s CE testing. We may be required to obtain additional declarations of conformity prior to offering for sale future production units that are not electrically identical to those authorized under our existing declarations of conformity.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be misstated, our reputation may be harmed and the trading price of our stock could be negatively affected. We are a development stage company with limited personnel and other resources. As a result, we have discovered material weaknesses in our control environment, including the following:

•	We did not maintain adequate segregation of duties among the administrative staff;

•

We failed to maintain formalized accounting policies and procedures. Once implemented, the policies and procedures should provide guidance to accounting personnel in the proper treatment and recording of financial transactions, as well as proper internal controls over financial reporting;

•	We did not have effective information technology policies and procedures in place, which addresses financial reporting risks associated with the IT function;

•	We did not maintain sufficient data back up and off site storage process;

•

We did not maintain sufficient controls related to the establishing, maintaining, and assigning of user access security levels in the accounting software package used to initiate, process, record, and report financial transactions and financial statements. Specifically, controls were not designed and in place to ensure that access to certain financial applications was adequately restricted to only employees requiring access to complete their job functions;

•

We did not maintain sufficient controls over Excel spreadsheets used to compile and produce financial statements. Critical spreadsheets failed to have all the required controls performed in accordance with Company policy; and

•

We did not maintain effective controls over the recording of recurring and non-recurring journal entries. Specifically, controls over the supervisory review and approval of journal entries for the recording of these financial transactions failed.

In addition, our internal controls have been weakened as a consequence of recent resignations by certain members of our management team. To accommodate these management changes, there have been significant changes in controls over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to have a materially affect on, our internal controls over financial reporting. Management has undertaken a review of the material weaknesses noted above, and has formulated a plan to take appropriate remedial steps. There can be no assurance that such plans or remedial steps will be effective or that our controls over financial processes and reporting will be effective in the future. We have implemented control procedures to address the majority of the weaknesses stated above and our in the process of testing these controls. However, we have not yet determined whether such controls are effective.

Results of Operations

Revenue

Since inception, we have generated only nominal revenue. We began initial production during October 2006 and have established a suggested base retail unit list price of approximately $7,000. The unit price charged to VAR’s will depend on volume commitments. At volume production levels, we expect the gross margin to be approximately 40%. Our margins for initial sales have been nominal reflecting promotional pricing to early adopters of our product. We anticipate that margins on the remaining initial 500 production units will be significantly lower than the 40% margin previously disclosed. This is due to the low-volume production coupled with other one-time costs specifically associated with producing these 500 units. We anticipate approaching margins of 40% in the later half of 2007 assuming we reach normal production levels coupled with an enhanced pricing model and product improvements achieved through continued development.

We have deferred revenue on any units for which the initial one month warranty period has not elapsed. Given our limited operating history, we cannot reliably predict the level of warranty claims in order to establish an appropriate reserve. We expect to develop an estimate for warranty claims as we develop experience.

Cost of Sales

Cost of goods sold consists primarily of direct costs of the manufactured units, wages of operational employees and cost of training. Many factors are anticipated to affect our gross margin, including, but not limited to, market conditions, competition, production order volumes and supplier pricing. As noted above, management currently does not anticipate that we will operate our own production facilities, as we intend to continue to outsource production to a third party manufacturer. Cost of goods sold on units sold during the three and six months ended 2007 were higher than expected due to low-volume production coupled with other one-time costs specifically associated with producing the initial 500 units.

Research and Development

Research and development expenses incurred in the design, development and testing of our product include compensation and benefits for management and staff, engineering and consulting services, electronic parts, testing, and other miscellaneous expenses.

Research and development expense represented 50% and 45% of total operating expenses during the three and six months ended June 30, 2007, respectively; and represented 44% and 42% during the three and six months ended June 30, 2006. Research and development expense during 2007 increased as a percentage of total operating expenses compared to 2006 primarily related to the development of new software products and additional resources to complete the build of our new product release.

Included in research and development expenses for the three and six months ended June 30, 2007 was approximately $92,000 and $169,000 of stock-based compensation issued to employees and consultants in comparison to no such compensation during the three and six months ended June 30, 2006. These stock-based compensation charges can fluctuate substantially from period to period based on the fair value of our stock and the number of options granted during each period.

In the future, we expect that the rate of research and development spending related to the CATCHER™ will decrease as we continue our shift from a development stage company to an operating company.

Selling, General and Administrative

Selling, general and administrative expenses include all corporate and administrative functions that serve to support our current and future operations and provide an infrastructure to support future growth. Major items in this category include compensation and benefits for management and staff, travel related expenses and professional services. Selling, general and administrative expenses consisted of the following:

	Three months ended June 30, 2007	Percentage of total operating Expenses	Three months ended June 30, 2006	Percentage of total operating Expenses	Six months ended June 30, 2007	Percentage of total operating Expenses	Six months ended June 30, 2006	Percentage of total operating Expenses
	(in Thousands)
Sales and marketing	$406	14%	$218	13%	$699	15%	$374	12%
General and administrative	665	24%	590	35%	1,267	28%	1,146	35%
Stock based compensation	319	12%	131	8%	577	12%	360	11%

Total selling, general and administrative expenses	$1,390	50%	$939	55%	$2,543	55%	$1,880	58%

Selling and marketing activities increased during the three and six months ended June 30, 2007 over the three and six months ended June 30, 2006 due to increased headcount and expansion of our marketing plan. In the future, the rate of spending on selling and marketing is expected to increase significantly as we add headcount for sales and marketing management, as we expand our marketing campaign for the CATCHER™ and as we participate in industry and trade shows.

General and administrative expenses increased during the three and six months ended June 30, 2007 over the three and six months ended June 30, 2006 primarily as a result of increased head count.

Stock-based compensation resulted from the amortization of compensation related to restricted stock issued to members of our board of directors and stock options issued to employees.

The aggregate compensation expense to be recognized for unvested awards at June 30, 2007 is approximately $4,495,000, which will be recognized over the next 2.23 years. These stock-based compensation charges can fluctuate substantially from period to period based on the fair market value of our stock and the number of options granted during each period.

We expect that total spending on general and administrative expenses will remain relatively constant during the next year. However, we expect that spending on general and administrative items as a percentage of total operating expenditures will decrease as compared against other operating activities including sales and marketing and research and development.

Interest Income (Expense)

Interest income decreased in the three and six months ended June 30, 2007 due to lower average cash balances in the three and six months ended June 30, 2007 as compared to the same periods in 2006. Interest income is a result of interest earned in short term investments of the cash balances that we have remaining from the March 2006 Private Placement and Series A Warrant exercise. In the second quarter 2007, the Company entered into Convertible Promissory Notes with 90 day maturities. The Company recorded approximately $268,000 of interest expense, arising from the amortization of debt discount, related to these notes through June 20, 2007 when they were converted into a new security. This accounted for the majority of the interest expense during the three and six months ended June 30, 2007 and was offset by interest income described above.

Financing Costs

We did not incur any financing costs during the three and six months ended June 30, 2007. The financing costs in the three and six months ended June 30, 2006 were related to the issuance of Series C Warrants as an inducement to exercise the Series A Warrants in February 2006, which resulted in a charge of approximately $1,074,000.

Loss on Change in Fair Value of Derivative Financial Instruments

Loss on Change in Fair Value of Derivative Financial Instruments represents the changes in the fair values of derivative financial instrument that are classified as liabilities and required to be initially and subsequently carried at fair value. We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring of fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to determine the fair value of these instruments. For complex derivative instruments, such as embedded conversion options, we generally use the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, we project and discount future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

On June 20, 2007, we issued Secured Convertible Promissory Notes to certain investors, which provided for the conversion of the face value thereof at a rate of the lesser of (i) $0.65 per share or (ii) the average price quoted on the OTC Bulletin Board for the five days prior to the conversion or the price per share in the event of a subsequent financing. We determined that the notes contained an embedded conversion feature and that the feature should be classified as a liability. This determination resulted in the classification of $1,096,000 of the proceeds as a derivative financial instrument. In addition, we determined that the existence of debt with a variable conversion rate, as well as, an insufficient amount of authorized shares caused all of the outstanding warrants and certain options to be classified as liabilities in accordance with EITF 00-19. This determination resulted in the reclassification of $2,611,000 from equity to a liability. The fair value of those two derivative financial instruments increased by an aggregate of $3,026,000 as a result of changes in valuation assumptions (principally an increase in our stock price from $0.70 on June 20, 2007 to $1.10 on June 30, 2007). The fair value of these liabilities will likely fluctuate from period to period based upon changes in the principal assumptions that underlie those fair value calculations. Those assumptions include actual and projected changes to our stock price, changes in credit risk associated with our borrowing activities and changes in market interest rates, and the risks associated therewith.

The loss on change in fair value of derivative instruments was offset by gains of $101,000 and $187,000 during the three and six months ended June 30, 2007 due to the change in estimated value and carrying amount of the registration payment arrangement recorded as a result of adopting FSP 00-19-2.

In January 2007, we adopted FSP 00-19-2. FSP 00-19-2 relates to liquidated damage clauses or other arrangements that result in the payment of cash or other consideration in the event of a failure to register securities. These types of arrangement are referred to as “registration payment arrangements.” The adoption resulted in a cumulative effect of change in accounting principle of $713,000 which represented an increase to the $142,768 liability associated with a registration payment arrangement. The liability relates to the liquidated damage clause in the Mach 2006 Registration Right Agreement. The registration payment arrangement is settlable in chares of common stock and Series D warrants. As a result, the value of the liability will fluctuate from period to period based on changes in our stock price.

Income Tax Expense

Since inception, we have incurred operating losses and accordingly have not recorded a provision for income taxes for any of the periods presented. As of June 30, 2007, we had net operating loss carry forwards for federal and state income tax purposes of approximately $14.0 million. We also had Federal and state research and development tax credits each of approximately $225,000. If not utilized, the net operating losses and credits will expire in varying amounts through 2026. Utilization of net operating losses and credits are subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation could result in the expiration of our net operating losses and credit carryforwards before they can be used. As of June 30, 2007 and 2006, our deferred tax assets have been fully reduced by a valuation allowance since it is more likely than not that these future benefits will not be realized.

Critical Accounting Principles

Below is a brief description of key accounting principles which we have adopted in determining our recognition of revenues and expenses.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Under these guidelines, revenue is recognized when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Under these requirements, when the terms of sale include customer acceptance provisions, and compliance with those provisions has not been previously demonstrated, revenues are deferred and recognized upon acceptance. Revenue will be deferred and recognized once acceptance has occurred and the initial warranty period has expired. Until we develop substantial warranty experience we cannot reliably estimate a warranty reserve and an implied right of return exists under Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When a Right of Return Exists.

Financial Instruments and Concentrations of Credit Risk.

Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, derivative financial instruments, and convertible debt. We believe the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short-term nature. The fair value of convertible debt is estimated based on the fair value of the underlying stock and effective interest rate method.

We generally do not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to the Company’s common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

The caption “Derivative Financial Instruments” consists of (i) the fair values associated with derivative features embedded in convertible debt and the fair value of detachable warrants that were outstanding prior to the issuance of the convertible debt.

We utilize various types of financing to fund its business needs, including convertible debt and other instruments indexed to the Company’s own stock. The embedded conversion features utilized in these instruments require periodic measurement of the fair value of the derivative components. Pursuant to FAS 133 and EITF 00-19 We update the fair value of these derivative components at each reporting period.

Stock Based Compensation

Awards under our stock option plans are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R (SFAS 123R) Share Based Payment, and SAB No. 107, Share-Based Payment. Compensation is measured on the grant date of an award and recognized over the service period for which the award was granted, generally the vesting period. For awards with graded vesting, compensation is recorded using the straight line method over the vesting period, but in no event shall total compensation recognized under the awards be less than the aggregate fair value of shares vested under such awards. Compensation is equal to the fair value of the award which we determine using a binomial option-pricing model.

Income Taxes

We account for income taxes using the asset and liability method, as provided by SFAS 109, Accounting for Income Taxes (SFAS 109) which requires the recognition of different tax assets and liabilities for the future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities. No income taxes were provided because we have incurred losses from our inception. Due to the uncertainty of future taxable income, no future tax benefits have been recognized.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. We adopted FIN 48 on January 1, 2007. The adoption of this statement did not have a material impact on our financial statements.

In September 2006, the Securities and Exchange Commission issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements”. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for our fiscal year 2007 annual financial statements. We adopted SAB No. 108 on January 1, 2007. The adoption of this statement did not have a material impact on our financial statements.

In December 2006, the FASB issued FSP 00-19-2, Accounting for Registration Payment Arrangements, which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangement and related financial instruments entered into prior to December 21, 2006, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those financial years. Companies are required to report transition through a cumulative- effect adjustment to the opening balance of retained earnings as of the first interim period for the fiscal year in which FSP 00-19-2 is adopted. We adopted this FSP on January 1, 2007. See Note 7 of our accompanying consolidated financial statements for the impact of adoption.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. We do not expect that this adoption will have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for us on January 1, 2008. We do not expect that this adoption will have a material impact on our financial statements.

In November 2006, the FASB ratified EITF Issue No. 06-7, “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities” (“EITF No. 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of EITF No. 00-19 to be classified in stockholders’ equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under Statement of Financial Accounting Standards (“SFAS”) No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. The adoption of EITF 06-7 did not have a material impact on our financial position, results of operations or cash flows. We will periodically evaluate embedded conversion options currently classified as liabilities to determine their status in accordance with this consensus.

In November 2006, the FASB ratified EITF Issue No. 06-6, Application of EITF Issue No. 05-7, ‘Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues’ (“EITF 06-6”). EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19. See note 8 in the accompanying financial statements for the impact of the adoption of EITF 06-6.

Liquidity and Capital Resources

Since inception, cash used in operations primarily consists of the loss from operations offset by non-cash charges related to stock based compensation and acquired research and development. As of August 10, 2007, we had a cash balance of approximately $1,000,000.

Since inception, we have incurred approximately $977,000 in capital asset expenditures. Future requirements will include computers, office equipment, software and similar equipment. We anticipate capital expenditure spending of approximately $500,000 in the future for capital equipment or machinery. In addition to capital expenditures, we have paid our contract manufacturer, $1,999,000, for units which have been released to production pursuant to the manufacturing agreement. Units released to production are classified together with inventory. Through August 10, 2007, we have been shipped approximately 400 units and have approximately 260 units in inventory as of that date. In the future, costs incurred for manufacturing are expected to increase significantly and unit costs are expected to decrease as volume production begins.

Our primary source of liquidity has been the proceeds generated from the private offering of shares of our Common Stock, the exercise of warrants to acquire shares of our Common Stock and the issuance of convertible secured promissory notes. The principal uses of cash have been for product development and general and administrative expenses. Since May 2005, we have raised approximately $17.9 million in gross proceeds from the issuance of common stock, warrant exercises and convertible debt financing.

We currently have outstanding Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants and Series E Warrants to purchase an aggregate of 5,515,938 shares of our Common Stock, that if exercised would provide gross proceeds to us totaling $13.6 million.

At August 10, 2007 there were 247,960 Series A Warrants outstanding. Each Series A Warrant entitles the holder to purchase one share of our Common Stock at $1.50 per share (the “Series A Exercise Price”), exercisable for a period of five years. Once the resale of the Common Stock issuable upon exercise of the Series A Warrants is registered with the SEC, we may call the Series A Warrants upon notice to the warrant holder from time to time at any time that the Common Stock closes at or above $2.50 per share for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period, provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series A Warrants, all or a part (but not less than 25%) of the Series A Warrants held at the Series A Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series A Warrants then held for a purchase price of $0.01 per Series A Warrant unless and to the extent that the Series A Warrant holder first exercises the Series A Warrants at the Series A Exercise Price.

At August 10, 2007 there were 932,461 Series B Warrants outstanding. Each Series B Warrant entitles the holder to purchase one share of Common Stock at $2.00 per share (the “Series B Exercise Price”), exercisable for a period of five years. Once the resale of the Common Stock issuable upon exercise of the Series B Warrants is registered with the SEC, we may call the Series B Warrants upon notice to the warrant holder from time to time at any time that the Common Stock closes at or above $3.33 per share, for ten (10) consecutive trading days at an average volume of 40,000 shares per day during the ten-day trading period; provided that, within twenty (20) business days after the date of such notice, the warrant holder will have the right to exercise, under the terms and conditions of the Series B Warrants, all or a part (but not less than 25%) of the Series B Warrants held at the Series B Exercise Price. From and after the expiration of such twenty (20) business day notice, we may repurchase all Series B Warrants then held for a purchase price of $0.01 per Series B Warrant unless and to the extent that the Series B Warrant holder first exercises the Series B Warrants at the Series B Exercise Price.

At August 10, 2007 there were 1,418,906 Series C Warrants outstanding. Each Series C Warrant entitles the holder to purchase one share of Common Stock at $2.50 per share, exercisable for a period of five years. The Series C Warrants are non-callable.

At August 10, 2007 there were 553,500 Series D Warrants outstanding. Each Series D Warrant entitles the holder to purchase one share of Common Stock at $3.50 per share, exercisable for a period of five years. The Series D Warrants are non-callable.

At August 10, 2007 there were 2,363,111 Series E Warrants outstanding. Each Series E Warrant entitles the holder to purchase one share of Common Stock at $2.50 per share, exercisable for a period of three years. The Series E Warrants are non-callable.

In addition to the Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants and Series E Warrants described above, at November 14, 2006 there were 101,280 warrants to purchase units (the “Unit Warrant”) outstanding. Each warrant entitles the holder to purchase one unit at $5.00 per unit. The units are identical to the units sold in the private placement we closed in March 2006 and consist of two shares of Common Stock and one Series D Warrant. This Unit Warrant is non-callable. If the Unit Warrant and the underlying Series D Warrants were to be fully exercised, the holder would be entitled to purchase an aggregate of 303,840 shares of Common Stock. We also have outstanding a warrant to purchase 65,000 shares of our Common Stock issued to Jeff Gilford, our former Chief Financial Officer, for an exercise price of $3.74 per share and a warrant to purchase 20,000 shares of our Common Stock issued to Stanley Blackburn, who is unaffiliated with us, for an exercise price of $3.74 per share, each of which was issued in connection with accounting and advisory services rendered by Blackford Partners. If these additional warrants were exercised, the gross proceeds provided to us would total approximately $1.2 million.

Based on our current operating plan, we anticipate that we will require a minimum of $3.5 million of additional capital through December 2007. In addition to costs associated with production of units of the CATCHER™ (which, as noted above, will vary based on the number of units that we decide to have manufactured), we anticipate that our most significant costs during the next 12 months will be the following items:

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Research and development expenses, including salaries and associated employee benefits and travel, engineering and design services, and further testing and certification are currently anticipated to total approximately $2.5 million;

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Sales and marketing expenses, which consist primarily of salaries, associated employee benefits, travel expenses of sales and marketing personnel, promotional expenses and the costs of programs aimed at increasing revenue such as advertising, trade shows, public relations and other market development programs, are currently anticipated to total approximately $2.7 million; and

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General and administrative expenses, which consist of salaries of our management, finance and administrative staff, and associated employee benefits and travel; facilities costs; information systems costs; legal, accounting and other professional fees; and other corporate costs, are currently anticipated to total approximately $3.0 million.

We anticipate that the additional capital will come principally from one or more of the following: sale of additional securities, debt financing, proceeds from exercise of some or all of the outstanding warrants, customer deposits, working capital generated from unit sales or vendor credit terms. We do not currently have any financing arrangements or lines of credit with lenders. Since inception, we have generated minimal revenue and there can be no assurance that we will generate increased revenue in the future. The maximum potential amount of funds that we may receive from the exercise of all of the outstanding Warrants is approximately $14.8 million, in addition to the approximately $5.5 million already received upon partial exercise of the Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants.

We have experienced losses since inception and our cumulative loss to date is $29,828,028. In addition, we have not generated cash from operations and our cumulative cash used in operations to date is $16,790,277. These factors create a substantial doubt about our ability to continue as a going concern. In light of our limited stockholders’ equity as well as our lack of operating history, there can be no assurance that we will be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all, to fund the development of our business. In any of such events, the growth of our business and prospects would be materially and adversely affected. As a result of any such financing, if available, the holders of the Common Stock may experience substantial dilution.

Quantitative and Qualitative Disclosures About Market Risk

Increases in interest rates will affect the cost of financing and may affect our ability to obtain favorable financing terms in order to grow as anticipated.

Off Balance Sheet Financing Arrangements

We do not have any off balance sheet financing arrangements.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risk factors described below and the other information in this Quarterly Report on Form 10-QSB and our other SEC filings. We have included in this section a discussion of all risks that we consider material. However, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. The occurrence of any of these risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Specific to Us

We have incurred losses since inception and expect to continue to incur losses for the foreseeable future. We will require additional capital financing in connection with our planned expansion of operations and may have difficulty obtaining such additional capital on acceptable terms or at all. If adequate funds are not available, we may be required to curtail our operations, or obtain funds on unfavorable terms. These factors create a substantial doubt about our ability to continue as a going concern.

We do not believe that our available resources may be sufficient alone, without additional sources of financing, to adequately scale production of the CATCHER™, and expect to incur operating losses for the foreseeable future. If revenues from operations are insufficient to support our planned expansion of operations, we will need to access additional equity or debt capital. If public or private financing is not available when needed or is not available on terms acceptable to us, our growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on our financial condition, results of operations and future prospects. These factors create a substantial doubt about our ability to continue as a going concern and our auditors have included a going concern qualification in their report on our audited financial statements.

We have issued and outstanding warrants to purchase our common stock, some of which contain call provisions under certain circumstances. There can be no assurance that our right to call the warrants will be triggered or that the holders of such warrants will exercise the warrants.

We are in the early stages of our life cycle and have limited operating history. Therefore, there is limited historical or current operating information upon which an investor can base its investment decision.

We have limited operating history on which to base an evaluation of our business and prospects. To date, we have engaged primarily in research, development and initial production, securing rights to essential technology, product testing, engaging markets and distribution sources, and making other arrangements necessary to begin operations. To date, we have entered into agreements with a limited number of VARs establishing distribution terms and conditions. We have also initiated preliminary discussions with prospective customers or strategic business partners, as well as preliminary discussions with potential VARs and distributors. Our prospects must be considered in light of the risks frequently encountered by a start-up technology company formed to engage in a relatively new, potentially highly competitive industry.

Moreover, as an early stage company, we have no prior experience in implementing and managing our planned business in an operational setting. Accordingly, there can be no assurance that we will be able to successfully implement our business plans or strategies.

We cannot provide any assurance that we will be successful in addressing the risks which we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may never generate significant revenues or achieve profitability, which failure would adversely impact the price of our common stock.

While we believe that our CATCHER™ is a highly distinctive concept, its distinctiveness adds to the speculative nature of our business because we are not aware of any comparable products that we can look to in order to assess the marketability and demand for our product. We can provide no assurance that we will ever achieve any significant revenues or profitable operations from our planned operations.

If we are unable to obtain and maintain patent and other intellectual property ownership rights relating to the CATCHER™, then we may not be able to sell the CATCHER™, which would have a material adverse impact on our results of operations and the price of our common stock.

We own all of the right, title and interest in and to U.S. Patent No. 7,209,035, titled “Portable Handheld Security Device,” issued on April 24, 2007, from U.S. Patent Application Serial No. 10/885,515 filed July 6, 2004. We own all of the right, title and interest in and to U.S. non-provisional Patent Application Serial No. 11/713,797, for new IP that is being incorporated into the CATCHER™ including digital watermarking technology. We own all of the right, title and interest in and to U.S. provisional patent application Serial No. 60/907,222 for a new software product, the Catcher CONSOLE™, which is a software package that can operate on any Windows™ based PC and enables communication and remote viewing of the CATCHER™ and other Windows™ based devices (Windows™ is a registered trademark of the Microsoft Corporation). The above items are hereinafter referred to as (the “Patents”).

The Patents are presumed valid, but there is no assurance that they will not be successfully challenged or circumvented by competitors or others. If we fail to maintain and enforce our rights in the Patents, or if we fail to maintain and protect our rights in our other intellectual property, including our know-how, trade secrets and trademarks, such failures, individually and in the aggregate, could have a material adverse effect upon our business prospects, financial condition and results of operations. In addition, we have and we intend from time-to-time, to file additional patent applications directed to enhancements to the CATCHER™. Such applications may include new applications, continuations and continuations in part of existing applications, and foreign applications corresponding to any or all of these. If such patents issue, they will be presumed valid, but there is no assurance that they will not be successfully challenged or circumvented by competitors or others.

Moreover, although we are not aware of any existing impediments, we can give no assurance that we will be able to operate without infringing upon the proprietary rights of third parties.

We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights or other intellectual property rights of third parties, any of which could result in a material adverse effect upon our financial condition, results of operations and future prospects.

In particular, we have become aware of a continuing patent application (U.S. Patent Publication No. 2005/0060739) in the name of Tony Verna of Scanz Communications, Inc. (the “Verna Application”). The Verna Application was filed on January 10, 2004, published in due course on March 17, 2005 and includes various prospective claims. The application is awaiting examination by the U.S. Patent and Trademark Office. If the Verna Application issues as a patent, the claims may cover one or more aspects of the CATCHER™. We cannot predict whether the Verna Application will ever issue as a patent, and if so, the scope and content of any such patent.

We also rely upon trade secrets and other unpatented proprietary technology. No assurance can be given that we can meaningfully protect our rights with regard to such unpatented proprietary technology or that competitors will not duplicate or independently develop substantially equivalent technology.

We might experience delays in completing testing procedures, which could have an adverse effect on our financial condition, results of operations and business.

Pursuant to the declaration of conformity procedure required under the rules of the FCC, we successfully completed testing of the prototype and initial production units of the CATCHER™ and are therefore permitted under the FCC’s rules to commence commercial sales of those units. We may be required to complete additional testing prior to offering for sale any future production units that are not electronically identical to those units previously tested and authorized under the FCC’s declaration of conformity procedure. We believe each additional testing under the FCC’s declaration of conformity procedure will take approximately two weeks to complete with an estimated total cost of $15,000.

In addition, although compliance with applicable Military Standard 810F procedures is not required for us to commence sales of the CATCHER™ , we believe that compliance with, and satisfaction of, applicable Military Standard 810F procedures is important to our ability to market and sell the CATCHER™ . We submitted the CATCHER™ for testing for compliance with applicable Military Standard 810F procedures. The CATCHER™ met or exceeded the applicable standards for which it was tested. We will be required to complete additional testing for future products in order to sell to certain target markets.

Any delays in completing such additional testing and/or satisfying applicable procedures could delay commencement of sales of the CATCHER™ or hinder our ability to market and sell the CATCHER™ , which would have an adverse effect on our financial condition, results of operations and business.

We may be subject to potential litigation relating to ownership of the Patent, which could have a material adverse effect on our business and the price of our common stock.

Messrs. Ira Tabankin and Charles Sander, the founders of Catcher, Inc., were former employees of Scanz Communications, Inc. (“Scanz”), and Mr. Tabankin also served as a consultant to Scanz, during which time Scanz had under development a handheld portable device that might be used for security purposes as well as in a sports-event setting, which was Scanz’ principal business focus and the principal focus of its product development. The Scanz employment agreements with Messrs. Tabankin and Sander provided that Scanz would own intellectual property conceived or first reduced to practice during employment. The consultancy agreement between Mr. Tabankin and Scanz provided that intellectual property rights that may be claimed by Scanz in connection with a development by Mr. Tabankin during or before the consultancy would be the property of Scanz. Scanz or its licensees may claim that the CATCHER™ was conceived or first reduced to practice during the employment of Messrs. Tabankin and/or Sander or that the intellectual property comprising the CATCHER™ could be claimed by Scanz. If Scanz or its licensee made any such claims, we believe that, as we were the assignee of the intellectual property rights in the CATCHER™ , we would have strong defenses to any such claims for numerous reasons, including that the intellectual property constituting the CATCHER™ is distinguishable from the developments made during the aforesaid employments and consultancy. However, if Scanz or its licensee were to prevail in such a claim, such event could have a material adverse effect upon our financial condition, results of operations and future prospects. Furthermore, even if we were to prevail, litigation could result in substantial costs and divert management’s attention and resources from our business.

Due to the accounting treatment of certain convertible debt instruments issued by us, a fluctuation in the price of our Common Stock could have a material impact on our results of operations

During the second quarter 2007, we recognized a loss of approximately $2,700,000 resulting from adjustments recorded to reflect the change in fair value of warrants and embedded conversion features in connection with its convertible debt. We will adjust the carrying value of our derivative instruments to market at each balance sheet date. As a result, we could experience significant fluctuations in our net income (loss) in future periods from such charges based on corresponding movement in our share price.

We have identified material weaknesses in our internal controls, and as a result, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business.

Effective internal controls are an integral part of our ability to provide timely and reliable financial reports. If we cannot provide reliable financial reports, our operating results could be misstated, our reputation may be harmed and the trading price of our stock could be negatively affected. We are a development stage company with limited personnel and other resources. As a result, we have discovered material weaknesses in our control environment, including the following:

•	We did not maintain adequate segregation of duties among the administrative staff;

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We failed to maintain formalized accounting policies and procedures. Once implemented, the polices and procedures should provide guidance to accounting personnel in the proper treatment and recording of financial transactions, as well as proper internal controls over financial reporting;

•	We did not have effective information technology policies and procedures in place, which addresses financial reporting risks associated with the IT function;

•	We did not maintain sufficient data back up and off site storage process;

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We did not maintain sufficient controls related to the establishing, maintaining, and assigning of user access security levels in the accounting software package used to initiate, process, record, and report financial transactions and financial statements. Specifically, controls were not designed and in place to ensure that access to certain financial applications was adequately restricted to only employees requiring access to complete their job functions;

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We did not maintain sufficient controls over Excel spreadsheets used to compile and produce financial statements. Critical spreadsheets failed to have all the required controls performed in accordance with Company policy; and

•

We did not maintain effective controls over the recording of recurring and non-recurring journal entries. Specifically, controls over the supervisory review and approval of journal entries for the recording of these financial transactions failed.

In addition, our internal controls have been weakened as a consequence of recent resignations by certain members of our management team. To accommodate these management changes, there have been significant changes in controls over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to have a materially affect, on our internal controls over financial reporting. Management has undertaken a review of the material weaknesses noted above, and has formulated a plan to take appropriate remedial steps. There can be no assurance that such plans or remedial steps will be effective or that our controls over financial processes and reporting will be effective in the future. We have implemented control procedures to address the majority of the weaknesses stated above and are in the process of testing these controls. However, we have not yet determined whether such controls are effective.

Notwithstanding the material weaknesses described above we believe that our condensed consolidated financial statements presented in this Quarterly Report on Form 10-Q fairly present, in all material respects, our financial position, results of operations, and cash flows for all periods presented herein.

We may be unable to adapt to technology trends or evolving industry standards which would impede our ability to successfully develop and sell new products.

We will need to adapt to competitively significant changes in component technology as well as to advanced technology used by our competitors. New products based on new technologies or new industry standards expose us to risks of technical or product obsolescence. We may not be successful in using new technologies effectively, developing new product iterations or enhancing existing products in a timely manner. If we are unable to adapt to technology trends and evolving industry standards, our financial condition, results of operations and future prospects will be materially adversely affected.

Our future is entirely dependent on our successful development of our technology, products and services. As we complete the initial development of the CATCHER™ and transition from the development stage to commercialization, there is no assurance that the CATCHER™ will perform as expected or be accepted by our target market.

We rely on third party manufacturers, which may have a material adverse effect on our ability to manufacture and sell our products.

We do not intend to create facilities to manufacture the CATCHER™ and therefore we have entered into an agreement with a third party contract manufacturer, KeyTronic Corporation, and will be dependent on them, or others as may be determined, for the manufacture of our products. This dependency could negatively impact our sales and marketing efforts if the sources of such supply prove to be unreliable or unavailable. If the contracted manufacturing source is unreliable or unavailable, we may not be able to replace such manufacturer and could not go forward and our entire business plan could fail. In addition, agreements with such third parties may not be at the most cost effective terms and therefore we may incur high costs.

We might experience delays in the supply chain for our product which would result in insufficient quantities of particular components to complete the manufacturing of our product, which could have an adverse effect on our financial condition, results of operations and business.

We generally place orders with the contract manufacturer in advance of the scheduled delivery of the finished product to our customer. In some instances, due to the length of component lead times, we might need to place manufacturing orders on the basis of our or our customer’s forecasts of the quantity and timing of such customer’s expected purchases from us. Consequently, if we inaccurately anticipate customer demand for our products, we might be unable to obtain adequate quantities of components to manufacture products sufficient to meet our customer delivery requirements, or alternatively, we might accumulate excess inventory of components. Any failure to manage our inventory levels or respond to unexpected shifts in customer demand could have a material adverse effect on our financial condition, results of operations and future prospects.

If we are unable to retain key personnel, consultants and industry partners, we may be unable to achieve our goals and our business could be adversely impacted.

Our success is heavily dependent on the continued active participation of our current executive officers, consultants and strategic partners. The loss of the services of one or more of these managers, consultants or strategic partners could have a material adverse effect upon our business, financial condition and results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies with products in the security market, and those that are potential entrants to the security market, is intense, and the loss of any such persons, or an inability to attract, retain and motivate additional highly skilled employees, technical and managerial personnel and consultants and advisors required for the development and expansion of our activities, could have a materially adverse effect on our financial condition, results of operations and future prospects.

We have entered into agreements with our executive officers containing non-disclosure and non-competition provisions. The non-competition agreements are limited in duration and are not effective under certain circumstances, such as the improper termination of the executive or the termination by the executive for good cause. Regardless of the non-competition agreements executed with executives, there can be no assurance that executives will remain associated with us or that they will not compete, directly or indirectly, with us. Moreover, the enforceability and scope of non-competition agreements are often litigated and there is no assurance that such provisions will be enforceable as written.

Our management team has limited experience in operating a business and there is no assurance that they will be able to successfully operate a business.

Other than Robert H. Turner, none of our management team has had substantial operational experience running a business such as contemplated by our plans and there is no assurance that they will be able to do so.

We did not report in any required filing with the SEC that our charter was revoked by the state of Delaware for failing to file annual reports and pay annual state franchise taxes and we may face penalties or be subject to an enforcement action by the SEC which could have an adverse effect on the price of our common stock.

On March 1, 2001, the State of Delaware revoked our charter for failure to file our annual report with the State of Delaware for the years 1999 and 2000 and failure to pay our franchise tax for those years. On May 29, 2003, we filed a Form 10-SB with the SEC to become a reporting company. We amended the Form 10-SB in July 2003. Our charter in the State of Delaware was revived on March 31, 2005 after payment of franchise taxes due with penalties and interest in an amount equal to $592.40. During the period since becoming a reporting company until we filed our amended 8-K on July 15, 2005 (the “Omission Period”), we had not reported the fact of such revocation on any report or Form that we have filed or are required to file with the SEC, including quarterly and annual reports (including the annual report that was filed by us on March 31, 2005) and the Form S-8 filed by us in connection with our registration of certain of our shares on May 6, 2004. We may be subject to potential liability to stockholders who purchased securities from us during the Omission Period. The omission may also subject us to possible liability for violation of the regulations of the SEC under the Securities Act and the Securities Exchange Act. While we have obtained written waivers of liability from our stockholders who purchased our securities during the Omission Period, we offer no opinion on the effect of such waivers or whether or not the SEC would exercise its enforcement discretion and if it did, what action, if any, it would take.

We may be subject to liability for failure to comply with Rule 419 under the Securities Act.

Prior to the Acquisition of Catcher Inc., we filed three registration statements on Form S-8 that did not comply with the requirements of Rule 419 under the Securities Act. Rule 419 requires a blank check company to comply with certain escrow, disclosure, notice and other requirements when registering securities under the Securities Act. The SEC may bring an enforcement action or commence litigation against us for failure to comply with Rule 419. In addition, purchasers in the offerings registered under the three registration statements may sue us for failure to comply with Rule 419 and/or may bring rescission claims against us. If any claims or actions were to be brought against us relating to our lack of compliance with Rule 419, we could be subject to penalties (including criminal penalties), required to pay fines, make damages payments or settlement payments, or repurchase the securities that were sold in the offerings registered under the three registration statements. In addition, any claims or actions could force us to expend significant financial resources to defend ourselves, could divert the attention of our management from our core business and could harm our reputation. However, we believe that the potential liability for any rescission claims to individuals who purchased securities from us under the registration statements on Form S-8 would be immaterial to our financial condition.

Risks related to our industry

The ruggedized portable computing market is highly competitive and we may be unable to compete effectively.

The ruggedized portable computer market is diverse and highly competitive and is characterized by relatively low entry barriers. Moreover, it is subject to constant technological change and intense marketing by providers who may be capable in a short period of time to introduce products similar to the CATCHER™. We expect that new competitors are likely to enter this market, potentially using the same market entry strategy employed by us. Any potential competitors may be significantly larger and have substantially greater market presence, greater financial, technical, operational, sales, marketing and other resources and experience, including more established relationships with vendors, distributors and partners, than we have. In the event that such a competitor expends significant sales and marketing resources in one or more of the security market segments where we compete, we may not be able to continue to compete successfully in such markets. We believe that there will be significant competition in the market for products having functionality similar to the CATCHER™. Such competition will exert downward pressure on prices. In addition, the pace of technological change could make it impossible for us to keep pace with such competitors in such an environment. If our competitors were to provide better product at better prices, our financial condition, results of operations and future prospects will be materially adversely affected.

Competition from companies with greater resources than us could adversely affect our business and the price of our common stock.

Many of the aspects of our business are currently and potentially highly competitive. We will compete with numerous other companies in different segments of the security market with the financial and technological ability to compete with us. Moreover, it is possible that the Patents will not provide us with adequate protection from companies capable of circumventing it. In addition, the Patents are not based on technological innovation in any particular function of the CATCHER™, but rather on its total functional concept. These concepts could be copied or improved upon by competitors quickly. Many of these potential competitors have substantially greater capital and other resources than we do and many are better situated to attract experienced technical and other personnel.

Risks Related to the Securities Markets and Investments in our common stock

The price of our common stock may be volatile, which may limit our ability to raise capital in the future or cause investment losses for our stockholders.

The trading price of our common stock may fluctuate substantially for many reasons, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our stock;

•	departures of key personnel;

•	events affecting any strategic partners or collaborators;

•	announcements of new products or technologies, commercial relationships or other events by us or our competitors;

•	regulatory developments in the United States and other countries;

•	failure of our common stock to be quoted on the OTC Bulletin Board or listed on the Nasdaq Capital Market, American Stock Exchange, or other national securities market or exchange;

•	changes in accounting principles; and

•	discussion of us or our stock price by the financial and scientific press and in online investor communities.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Our common stock is considered to be “penny stock,” which may make it more difficult for investors to resell their shares to third parties.

Our common stock may be deemed to be “penny stock” as that term is defined in Rule 3a51-1, promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a “penny stock” for the investor’s account. We urge potential investors to obtain and read this disclosure carefully before purchasing any shares that are deemed to be “penny stock.”

Rule 15g-9 promulgated under the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any “penny stock” to that investor. This procedure requires the broker-dealer to:

•	obtain from the investor information about his or her financial situation, investment experience and investment objectives;

•

reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of “penny stock” transactions;

•	provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and

•	receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for investors in our common stock to resell their shares to third parties. Accordingly, our common stock should only be purchased by investors who understand that such investment is long-term and illiquid, and are capable of and prepared to bear the risk of holding the investment for an indefinite period of time.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters which may cause us to reallocate our resources, which could adversely affect our business.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the SEC and by the Nasdaq Stock Market, will result in increased costs to us as we evaluate the implications of these laws and regulations and respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

A limited public trading market may cause volatility in the price of our common stock.

Our common stock is currently quoted on the OTC Bulletin Board. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded, which could subject our stockholders to significant restrictions and costs.

Because our common stock is not approved for trading on the Nasdaq Global Market or listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United

States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

We are able to issue shares of preferred stock with rights superior to those of holders of our common stock which may adversely affect our common stock.

Our Certificate of Incorporation provides for the authorization of 999,999 shares of “blank check” preferred stock. Pursuant to our Certificate of Incorporation, our board of directors is authorized to issue such “blank check” preferred stock with rights that are superior to the rights of holders of our common stock. The issuance of such preferred stock may adversely impact the rights of holders of our common stock.

If we issue additional shares of stock, such issuances can dilute the tangible net book value of shares of our outstanding stock.

We may issue shares of stock at a purchase price that is substantially lower than the market price of shares of our common stock, without stockholder approval. If we issue such shares of stock, then the tangible net book value of shares of our outstanding stock will be diluted.

If we sell additional shares of our common stock, such sales will further dilute the percentage of our equity that our existing stockholders own. In addition, our recent private placement financings have involved the issuance of securities at a price per share that represented a discount to the trading prices listed for our common stock on the OTC Bulletin Board and it is possible that we will close future private placements involving the issuance of securities at a discount to prevailing trading prices. In addition, future financings may include provisions requiring us to make additional payments to the investors if we fail to obtain or maintain the effectiveness of SEC registration statements by specified dates or take other specified action. Our ability to meet these requirements may depend on actions by regulators and other third parties, over which we will have no control. These provisions may require us to make payments or issue additional dilutive securities, or could lead to costly and disruptive disputes. In addition, these provisions could require us to record additional non-cash expenses.

The agreements governing the convertible secured promissory notes contain covenants and restrictions that may limit our ability to operate our business.

The terms of our convertible secured promissory notes issued in 2007 limit our ability to, among other things: declare or pay dividends or distributions on any equity securities, create or incur additional indebtedness, create additional liens on our assets and repurchase common stock. These restrictions could adversely affect our ability to borrow additional funds or raise additional equity to fund our future operations. In addition, if we fail to comply with any of the covenants contained in the agreements or otherwise default on the convertible secured promissory notes, the holders may accelerate the indebtedness, and we may not have sufficient funds available to make the required payments.

Additional authorized shares of common stock available for issuance may adversely affect the market for our common stock and dilute the interests of our stockholders.

We are authorized to issue 50,000,000 shares of our common stock. As of August 10, 2007, we had approximately 24,117,000 shares of our common stock issued and outstanding, excluding shares issuable upon exercise of our outstanding warrants and options or conversion of our outstanding convertible promissory notes. If shares of common stock are issued, options and warrants are exercised, holders of our common stock will experience dilution. In addition, in the event of any future financing of equity securities or securities convertible into or exchangeable for, common stock, holders of our common stock may experience dilution. Additionally, sales of substantial amounts of the common stock in the public market by these holders or perceptions that such sales may take place may lower the common stock market price.

Shares eligible for future sale may adversely affect the price of our common stock.

From time to time certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 (“Rule 144”) promulgated under the Securities Act subject to certain limitations including applicable volume limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company who has satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

Securities issued during the “Blank Check Company” period are not eligible for transfer pursuant to Rule 144

Certain securities we issued while we were a “blank check company” (as defined in the rules and regulations of the Securities and Exchange Commission) are subject to the letter dated January 21, 2000 from the Securities and Exchange Commission’s Division of Corporation Finance to NASD Regulation, Inc. (the “Worm Letter”). As stated in the Worm Letter, it is the position of the Securities and Exchange Commission’s Division of Corporation Finance that securities issued by “blank check companies” are not transferable under Rule 144 under the Securities Act. As a result, these securities may not be transferred under Rule 144. The majority of securities that we believe were issued while we were a “blank check company” were registered for sale on a registration statement on Form SB-2 as amended which was effective on December 31, 2006. We anticipate registering any remaining shares on future registration statements.

It is uncertain whether we will ever pay dividends or ever provide an opportunity for any return on investment. Our securities should not be purchased by persons who cannot afford the loss of their entire investment.

It is uncertain whether we will ever pay dividends on our common stock. Moreover, under Delaware General Corporation Law, dividends can only be paid from surplus or, if no surplus, out of net profits for the then current or next preceding fiscal year and there is no assurance that any such surplus or profit will be generated. Our securities should not be purchased by persons who cannot afford the loss of their entire investment.

Item 3. Controls and Procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated can provide only reasonable assurance of achieving the desired control objectives and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As required by Rule 13a-15(b) under the Exchange Act, we conducted an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based upon the foregoing evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were ineffective because of the following:

Management identified the following material weaknesses as of June 30, 2007 to the Company’s internal control over financial reporting:

1. We did not maintain an effective control environment at the entity level. Specifically, the Company identified the following material weaknesses in its control environment:

•	We did not maintain adequate segregation of duties among the administrative staff; and

•

We failed to maintain formalized accounting policies and procedures. Once implemented, the polices and procedures should provide guidance to accounting personnel in the proper treatment and recording of financial transactions, as well as proper internal controls over financial reporting.

2. We did not maintain an effective control environment over information technology (IT) General Controls, and the following material weaknesses were noted:

•	We did not have effective information technology policies and procedures in place, which addresses financial reporting risks associated with the IT function;

•	We did not maintain sufficient data back up and off site storage process;

•

We did not maintain sufficient controls related to the establishing, maintaining, and assigning of user access security levels in the accounting software package used to initiate, process, record, and report financial transactions and financial statements. Specifically, controls were not designed and in place to ensure that access to certain financial applications was adequately restricted to only employees requiring access to complete their job functions; and

•

We did not maintain sufficient controls over Excel spreadsheets used to compile and produce financial statements. Critical spreadsheets failed to have all the required controls performed in accordance with Company policy.

3. We did not maintain effective controls to ensure that management oversight and review procedures were properly performed, and the following material weaknesses were noted:

•

We did not maintain effective controls over the recording of recurring and non-recurring journal entries. Specifically, controls over the supervisory review and approval of journal entries for the recording of these financial transactions failed.

Our internal controls have been weakened as a consequence of recent resignations by certain members of our management team. To accommodate these management changes, there have been significant changes in controls over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to have a materially affect, our internal controls over financial reporting. Management has undertaken a review of the material weaknesses noted above, and has formulated a plan to take appropriate remedial steps. We have implemented control procedures to address the majority of the weaknesses stated above and our in the process of testing these controls. However, we have not yet determined whether such controls are effective.

Notwithstanding the material weaknesses described above we believe that our condensed consolidated financial statements presented in this Quarterly Report on Form 10-Q fairly present, in all material respects, our financial position, results of operations, and cash flows for all periods presented herein.

PART II

Item 1. Legal Proceedings.

Not applicable.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Not applicable.

Item 3. Defaults Upon Senior Securities.

Not applicable.

Item 4. Submission of Matters to a Vote of Security Holders.

Not applicable.

Item 5. Other Information.

Not applicable.

Item 6. Exhibits.

EXHIBIT INDEX

EXHIBIT #	DESCRIPTION
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

3.2(2)	Amended Bylaws of the Registrant.

4.15(3)	Form of Secured Convertible Promissory Note.

4.16(4)	Form of Amendment to Secured Convertible Promissory Note.

10.37(5)	Form of Note and Restricted Stock Purchase Agreement to be executed by and among the Company and the investors identified on the signature pages thereto.

10.39(5)	Form of Registration Rights Agreement to be executed by and among the Company and the investors identified on the signature pages thereto.

10.40(5)	Form of First Amendment to Note and Restricted Stock Purchase Agreement to be executed by and among the Company and the investors identified on the signature pages thereto.

10.41(6)	Independent Consulting Agreement, dated as of July 2, 2007, by and between Catcher Holdings, Inc. and Salzwedel Financial Communications, Inc.

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(1)	Previously filed on Form 8-K with the SEC on June 28, 2005 and incorporated herein by reference.
(2)	Previously filed with the SEC on Form 10-SB on May 29, 2003 and Form 8-K on August 1, 2005 and herein incorporated by reference.
(3)	Previously filed with the SEC on Form 8-K on April 10, 2007 and herein incorporated by reference.
(4)	Previously filed with the SEC on Form 8-K on July 18, 2007 and herein incorporated by reference.
(5)	Previously filed with the SEC on Form 8-K on June 26, 2007 and herein incorporated by reference.
(6)	Previously filed with the SEC on Form 8-K on July 5, 2007 and herein incorporated by reference.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CATCHER HOLDINGS, INC.

Date: August 10, 2007	By:	/s/ Robert H. Turner
	Name:	Robert H. Turner
	Title:	Chief Executive Officer
(Principal Executive Officer)

Date: August 10, 2007	By:	/s/ Denis McCarthy
	Name:	Denis McCarthy
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 31.1

CERTIFICATION PURSUANT TO SECTION 302

OF THE SARBANES-OXLEY ACT OF 2002, AS AMENDED

I, Robert H. Turner, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Catcher Holdings, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 10, 2007	/s/ Robert H. Turner
Robert H. Turner
Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO SECTION 302

OF THE SARBANES-OXLEY ACT OF 2002, AS AMENDED

I, Denis McCarthy, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Catcher Holdings, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 10, 2007	/s/ Denis McCarthy
Denis McCarthy
Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Catcher Holdings, Inc. (the “Company”) on Form 10-QSB for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission (the “Report”), I, Robert H. Turner, Chief Executive Officer of the Company, hereby certify as of the date hereof, solely for purposes of Title 18, Chapter 63, Section 1350 of the United States Code, that to the best of my knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the consolidated financial condition of the Company as of the dates presented and the consolidated result of operations of the Company for the periods presented.

Date: August 10, 2007	/s/ Robert H. Turner
Robert H. Turner
Chief Executive Officer of Catcher Holdings, Inc.

This Certification has not been, and shall not be deemed, “filed” with the Securities and Exchange Commission.

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Catcher Holdings, Inc. (the “Company”) on Form 10-QSB for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission (the “Report”), I, Denis McCarthy, Chief Financial Officer of the Company, hereby certify as of the date hereof, solely for purposes of Title 18, Chapter 63, Section 1350 of the United States Code, that to the best of my knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the consolidated financial condition of the Company as of the dates presented and the consolidated result of operations of the Company for the periods presented.

Date: August 10, 2007	/s/ Denis McCarthy
Denis McCarthy
Chief Financial Officer of Catcher Holdings, Inc.

This Certification has not been, and shall not be deemed, “filed” with the Securities and Exchange Commission.